UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CORNERSTONE THERAPEUTICS INC.

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CORNERSTONE THERAPEUTICS INC.
1255 CRESCENT GREEN DRIVE, SUITE 250
CARY, NORTH CAROLINA 27518

April 18, 2011

Dear Fellow Stockholders:

I am pleased to invite you to join us for the Cornerstone Therapeutics Inc. 2011 Annual Meeting of Stockholders to be held on May 18, 2011 at 8:30 a.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518. Details about the meeting, the nominees for the Board of Directors and other matters to be acted on are presented in the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement that follow.

In addition to annual meeting formalities, we will report to stockholders generally on Cornerstone Therapeutics Inc.’s business, and will be pleased to answer stockholders’ questions relating to Cornerstone Therapeutics.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card as described in the Proxy Statement, even if you plan to attend the meeting. You may also vote by proxy over the Internet.

On behalf of Cornerstone Therapeutics’ Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Yours sincerely,

Craig A. Collard
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT
PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE
CORNERSTONE THERAPEUTICS THE EXPENSE OF ADDITIONAL SOLICITATION.

CORNERSTONE THERAPEUTICS INC.
1255 CRESCENT GREEN DRIVE, SUITE 250
CARY, NORTH CAROLINA 27518

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2011

To our stockholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Cornerstone Therapeutics Inc. will be held on May 18, 2011 at 8:30 a.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518. The purposes of the annual meeting are:

1. To elect eight (8) members to our Board of Directors to serve as directors until the sooner of the election and qualification of their successors or the next Annual Meeting of our Stockholders.

2. To ratify the selection by the Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. To hold an advisory vote on executive compensation.

4. To hold an advisory vote on the frequency of future advisory votes on executive compensation.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment thereof. Our Board of Directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record on March 28, 2011 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card whether or not you expect to attend the annual meeting. A postage-paid envelope, addressed to First Shareholder Services, our transfer agent and registrar, has been enclosed for your convenience. You may also vote by proxy over the Internet. If you attend the meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Andrew K. W. Powell, Esq.
Secretary

Cary, North Carolina
April 18, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE OVER THE INTERNET OR BY MAIL.

CORNERSTONE THERAPEUTICS INC.
PROXY STATEMENT
For the 2011 Annual Meeting of Stockholders
To Be Held on May 18, 2011

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION	43
PROPOSAL FOUR — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	44
OTHER MATTERS	44
SOLICITATION OF PROXIES	44
REVOCATION OF PROXY	44
STOCKHOLDER PROPOSALS	45
DIRECTIONS TO OUR ANNUAL MEETING AT OUR OFFICES	45

CORNERSTONE THERAPEUTICS INC.
1255 CRESCENT GREEN DRIVE, SUITE 250
CARY, NORTH CAROLINA 27518

PROXY STATEMENT

For the 2011 Annual Meeting of Stockholders
To Be Held on May 18, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Cornerstone Therapeutics Inc. for use at the 2011 Annual Meeting of Stockholders to be held on May 18, 2011 at 8:30 a.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518, and any adjournment thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by attending the meeting and voting in person, delivering written notice of revocation of your proxy to our Secretary at any time before voting is closed or timely submitting another signed proxy card bearing a later date or new voting instructions over the Internet as described below.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2010 is being mailed to stockholders with the mailing of these proxy materials on or about April 18, 2011.

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to Be Held on May 18, 2011

The annual report and proxy statement will also be available on the Internet at
www.proxydocs.com/crtx

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Cornerstone Therapeutics Inc., Attention of Andrew K. W. Powell, Executive Vice President, General Counsel, and Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518; telephone: (888) 466-6505.

Voting Securities and Votes Required

Stockholders of record on March 28, 2011 will be entitled to notice of and to vote at the annual meeting. On that date, 25,703,434 shares of our common stock were issued, outstanding and entitled to vote. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. The ratification of Grant Thornton LLP as our independent registered public accounting firm, the proposal relating to the advisory vote on executive compensation and the proposal relating to the advisory vote on the frequency of future advisory votes on executive compensation each require the affirmative vote of the majority of shares present in person or represented by proxy and voting on such matter at the annual meeting. The votes will be counted, tabulated and certified by a representative of First Shareholder Services, who will serve as the inspector of elections at the annual meeting.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting.

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by attending the meeting and voting in person, delivering written notice of revocation of your proxy to our Secretary at any time before voting is closed, timely submitting another signed proxy card bearing a later date or timely submitting new voting instructions over the Internet as described below. The shares represented by all properly executed proxies received in time for the meeting or voted by proxy over the Internet will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement, in favor of the proposal relating to the advisory vote on executive compensation, in favor of holding an advisory vote on executive compensation every three years, and in favor of the ratification of Grant Thornton LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as determined by a majority in voting power of our directors. If the shares you own are held in “street name,” the bank, broker or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, broker or other nominee provides you.

If your shares are registered directly in your name, you may vote:

•	Over the Internet. Go to the web site of our tabulator, First Shareholder Services, at https://www.shareholderlink.com/fss/crtx/pxsignon.asp and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to First Shareholder Services. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank, broker or other nominee, you may vote:

•	Over the Internet. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Cornerstone Therapeutics Inc., Attention of Andrew K. W. Powell, Executive Vice President, General Counsel, and Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518; telephone: (888) 466-6505. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

CHIESI TRANSACTION

On May 6, 2009, we and certain of our stockholders entered into a series of transactions and agreements with Chiesi Farmaceutici S.p.A, or Chiesi, which we refer to as the “Chiesi Transaction.” These agreements include (i) a stock purchase agreement between us and Chiesi; (ii) a separate stock purchase agreement among Chiesi, Cornerstone Biopharma Holdings, Ltd., an entity controlled by Craig A. Collard, our President and Chief Executive Officer, and the Lutz Family Limited Partnership, an entity controlled by Steven M. Lutz, our Executive Vice President, Manufacturing and Trade, which we refer to as the “Selling Stockholder Stock Purchase Agreement”; (iii) a governance agreement, which expires on July 28, 2011, among us, Chiesi and, with respect to certain sections, certain of our stockholders, which we refer to as the “Governance Agreement”; (iv) a license and distribution agreement between us and Chiesi, which we refer to as the “U.S. CUROSURF® Agreement”; and (v) a stockholders agreement, as subsequently amended, among Chiesi, Mr. Collard, Mr. Lutz, Cornerstone Biopharma Holdings, Ltd., the Lutz Family Limited Partnership and Carolina Pharmaceuticals Ltd., or Carolina Pharmaceuticals, an entity controlled by Mr. Collard, which we refer to as the “Stockholders Agreement.”

In connection with the closing of the Chiesi Transaction, the Governance Agreement became effective, and our Board of Directors approved the amendment and restatement of our bylaws pursuant to its provisions. Among other things, the Governance Agreement (i) contains certain governance provisions related to the structure and composition of our Board of Directors; (ii) provides Chiesi with certain majority stockholder rights that are incorporated in our certificate of incorporation and bylaws; (iii) requires us to take or cause to be taken all lawful action necessary to ensure that our certificate of incorporation and bylaws are not at any time inconsistent with the Governance Agreement’s provisions; (iv) imposes certain restrictions on Chiesi, including restrictions on its purchases and transfers of our common stock; and (v) requires Chiesi, Mr. Collard, Mr. Lutz and the entities controlled by them to vote their shares in favor of the directors nominated for election in accordance with the Governance Agreement and otherwise in a manner consistent with the Governance Agreement. The provisions of the Governance Agreement are effective through July 28, 2011 (two years following the closing of the Chiesi Transaction).

As a result of the provisions we agreed to in connection with the Chiesi Transaction, among other things:

•	our Board of Directors was reconstituted to consist of eight members divided into two classes, with our Class A directors consisting of our Chief Executive Officer and three independent directors and our Class B directors consisting of four directors designated by Chiesi; thereafter, the number of directors Chiesi may nominate for election to our Board of Directors will be based upon Chiesi’s percentage level of beneficial ownership of our common stock;

•	a quorum at any meeting of our Board of Directors will require a majority of the total authorized number of directors (including at least one Class B director when there is one);

•	our Compensation Committee must approve, and the Board of Directors must ratify, all executive compensation;

•	for so long as Chiesi and its affiliates beneficially own more than 50% of the outstanding shares of our common stock on a fully diluted basis, as defined in our bylaws, certain actions are subject to the approval of our Board of Directors;

•	for so long as Chiesi and its affiliates beneficially own at least 50% of the outstanding shares of our common stock on a fully diluted basis, as defined in our certificate of incorporation, the Class B directors present at a meeting will have equal voting power with the Class A directors present at a meeting; and

•	for so long as Chiesi and its affiliates beneficially own at least 40% of the outstanding shares of our common stock on a fully diluted basis, as defined in our certificate of incorporation, certain significant actions specified in our certificate of incorporation are subject to Chiesi’s approval.

Also in connection with the closing of the Chiesi Transaction, the Stockholders Agreement became effective. Among other things, the Stockholders Agreement generally requires Mr. Collard, Mr. Lutz and the entities controlled by them to (i) refrain, through July 28, 2011, from purchasing and transferring our common stock beneficially owned by them except in accordance with the agreement and (ii) vote in favor of a transaction whereby Chiesi or its affiliates will acquire all of our outstanding common stock.

PROPOSAL ONE — ELECTION OF DIRECTORS

As discussed above, as a result of the Chiesi Transaction, our Board of Directors currently consists of eight members, four of whom are a Class A directors and four of whom are Class B directors. Class B directors are nominated by Chiesi.

At the 2011 annual meeting, stockholders will have an opportunity to vote for all the director nominees. The persons named in the enclosed proxy card will vote to elect these nominees as directors, unless you withhold authority to vote for the election of a nominee by marking the proxy card to that effect. The nominees have indicated their willingness to serve, if elected. However, if a nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors, or our Board of Directors may reduce the number of directors to be elected at the 2011 annual meeting.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of the director nominees.

The following paragraphs provide information as of the date of this proxy statement about our Class A and Class B director nominees. The information presented includes information about each such director, including, among other things, his age; all positions and offices he holds with us; length of service as a director; principal occupation and employment for the past five years; the names of other public companies of which he has served as a director at any time during the past five years; and the specific experience, qualifications, attributes and skills that led to the conclusion that the director nominee should serve as one of our directors. For information about the number of shares of common stock beneficially owned by our directors as of April 4, 2011, see “Stock Ownership Information.”

No director, director nominee or executive officer is related by blood, marriage or adoption to any director, director nominee or executive officer. Other than as set forth in the Governance Agreement and the Stockholders Agreement, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director. For more information regarding the director nomination process, see “Corporate Governance — Director Nomination Process.”

Class A Director Nominees

Craig A. Collard, age 45, became a director in 2008.

Craig A. Collard has served as our President and Chief Executive Officer and the chairman of our Board of Directors since the consummation of our merger with Cornerstone BioPharma Holdings, Inc., or Cornerstone BioPharma, on October 31, 2008. We refer to this transaction as the “Merger.” Mr. Collard also served as our Interim Chief Financial Officer from July 2010 through January 2011. In March 2004, Mr. Collard founded Cornerstone Biopharma Holdings, Ltd. (the assets and operations of which were restructured as Cornerstone BioPharma in May 2005), and served as its President and Chief Executive Officer and a director from March 2004 to October 2008. Before founding Cornerstone BioPharma, Mr. Collard’s principal occupation was serving as the President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company he founded in May 2003. From August 2002 to February 2003, Mr. Collard served as Vice President of Sales for Verum Pharmaceuticals, Inc., a specialty pharmaceutical company in Research Triangle Park, North Carolina. From 1998 to 2002, Mr. Collard worked as Director of National Accounts at DJ Pharma, Inc., a specialty pharmaceutical company which was eventually purchased by Biovail Pharmaceuticals, Inc. His pharmaceutical career began in 1992 as a field sales representative at Dura Pharmaceuticals, Inc., or Dura. He was later promoted to several other sales and marketing positions within Dura. Mr. Collard is a member of the Board of Directors of Hilltop Home Foundation, a Raleigh, North Carolina, non-profit corporation, in addition to our Board of Directors. Mr. Collard holds a B.S. in Engineering from the Southern College of Technology (now Southern Polytechnic State University) in Marietta, Georgia. As our founder and Chief Executive Officer, and as a former sales representative and/or executive at several other specialty pharmaceutical companies, Mr. Collard brings to our Board of Directors a depth of sales and executive experience both in the specialty pharmaceutical industry in general and at our company in particular.

Christopher Codeanne, age 43, became a director in 2008.

Christopher Codeanne has served on our Board of Directors since the consummation of the Merger. Since December 2010, Mr. Codeanne has served as the Executive Vice President, Finance, Chief Financial Officer and Director of Premier Research Group Limited, an international pharmaceutical and medical device services company. From April 2008 through November 2010, Mr. Codeanne served as Chief Operating Officer and Chief Financial Officer of Oncology Development Partners, LLC (d/b/a Oncopartners), a specialized international oncology contract research organization. From December 2006 through April 2008, Mr. Codeanne served as the Chief Financial Officer of Averion International Corp., or Averion, a publicly traded international contract research organization. Prior to Averion, from 2002 through July 2006, Mr. Codeanne was the Chief Financial Officer of SCIREX Corporation (which was acquired by Premier Research Group plc in 2006), or SCIREX, an international, full-service clinical research organization. From 1999 to 2002, Mr. Codeanne served as Director of Finance of SCIREX. Mr. Codeanne is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and Financial Executives International. Mr. Codeanne holds a B.A. in Accounting from Fairfield University and an MBA from the University of Connecticut. He brings to our Board of Directors a depth of experience in financial, operational and public company matters and knowledge regarding pharmaceutical development and working with contract research organizations.

Michael Enright, age 49, became a director in 2008.

Michael Enright has served on our Board of Directors since the consummation of the Merger. Since February 2011, Mr. Enright has served as the President of OckhamCRO, a division of Ockham Development Group Inc., or Ockham, a global contract research organization. Prior to becoming President of OckhamCRO, Mr. Enright had served as the Chief Financial Officer for Ockham since its merger with Atlantic Search Group, Inc., a staff augmentation and functional outsourcing services organization serving pharmaceutical companies and contract research organizations in the United States and India, where he held the same position since 1995. Prior to 1995, Mr. Enright held positions in employee benefits administration with Hauser Insurance Group and The Prudential Insurance Company, and in financial management with General Electric Company’s aerospace business group. Mr. Enright holds a B.A. in Finance from Villanova University and an MBA from the Kenan-Flagler School of Business of the University of North Carolina at Chapel Hill. He brings to our Board of Directors a depth of experience in strategic planning and organizational development and human resources.

Michael Heffernan, age 46, became a director in 2008.

Michael Heffernan has served on our Board of Directors since the consummation of the Merger. Since 2002, Mr. Heffernan has served as President and Chief Executive Officer of Collegium Pharmaceutical, Inc., a specialty pharmaceutical company that develops and commercializes products to treat central nervous system, respiratory and skin-related disorders. From 1999 to 2001, Mr. Heffernan served as President and Chief Executive Officer of PhyMatrix Corp., an integrated health care services company. From 1995 to 1999, Mr. Heffernan served as President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical clinical development company. From 1987 to 1994, Mr. Heffernan served in a variety of sales and marketing positions with Eli Lilly and Company, a pharmaceutical company. Mr. Heffernan has also served on the Board of Directors of TyRx Pharma, Inc. since 2002. Mr. Heffernan holds a B.S. in Pharmacy from the University of Connecticut and is a Registered Pharmacist. He brings to our Board of Directors a depth of experience in sales and marketing and knowledge regarding pharmaceutical development and working with contract research organizations.

Class B Director Nominees

Alessandro Chiesi, age 44, became a director in 2009.

Alessandro Chiesi has served on our Board of Directors since the closing of the Chiesi Transaction. Mr. Chiesi has been employed by Chiesi holding various positions. Since September 2010, he has served as head of the International Division. From May 2005 to September 2010, he served as the Affiliates Coordinator of the International Division. From May 2002 through November 2004, he was the Managing Director of Asche-Chiesi GmbH. Between 1995 and 2002, he held positions including assistant to the CEO and project leader for various mergers and acquisitions. Mr. Chiesi has served on the boards of directors of the following companies: Master Pharma S.r.l. since July 1990, Chiesi Hellas Pharmaceuticals S.A. since April 1998, Chiesi S.A. since September 1999, Promedica S.r.l. since May 2001, Chiesi Farmaceutici, S.p.A. since January 2004, Valline S.r.l. since May 2004, Chiesi Pharmaceuticals B.V. since February 2007 and DOC Generici S.r.l. since November 2008. He brings to our Board of Directors a depth of experience in global business development, strategic business planning and risk assessment and the integration and management of transnational joint ventures.

Anton Giorgio Failla, age 46, became a director in 2009.

Anton Giorgio Failla has served on our Board of Directors since the closing of the Chiesi Transaction. Since July 2008, Dr. Failla has served as Head of Business Development of Chiesi. Prior to his employment at Chiesi, from 2004 to 2008, Dr. Failla served as the CFO of Sorin Group, a medical device company, based in Milan, Italy and as its Senior Vice President of Operations based in Denver, Colorado. From 2000 to 2004, Dr. Failla served as Vice President, Business Development and Strategic Planning at Novartis Consumer Health, or Novartis, at its Headquarters in Switzerland. Prior to Novartis, Dr. Failla held various positions in business development at Medtronic Inc., both in the U.S. and in Europe. Dr. Failla has served on the boards of directors of several private companies in Europe and the United States: Bellco S.r.l. (April 2004-January 2007), Sorin Biomedica Cardio S.r.l. (April 2004-April 2005), Biofin Holding International N.V. (July 2004 -June 2006), Ela Medical S.a.s. (April 2004-June 2006), Sorin Biomedica CRM S.r.l. (April 2007-July 2008), Sorin Group International S.A. (December 2005-June 2006), Casino’Municipale Campione d’Italia (August 2007-June 2009), and Phenomix Corporation Inc. (February — September 2010). Dr. Failla holds a Master in Business Administration from SDA Bocconi and a doctorate in Electronic Engineering from Polytechnic of Turin. He brings to our Board of Directors a depth of experience in the areas of strategic planning, finance, business development and operations management.

Robert M. Stephan, age 68, became a director in 2009.

Robert M. Stephan has served on our Board of Directors since the closing of the Chiesi Transaction. Mr. Stephan is an experienced business attorney currently in private practice in New Canaan, Connecticut. With over 40 years experience, Mr. Stephan concentrates his law practice on domestic and international business transactions and serves as chief counsel to small and mid-sized companies and local counsel to foreign companies with operations in the United States. Mr. Stephan has served as Vice President and Secretary since 1997 and as a director since April 2009, of Chiesi Pharmaceuticals, Inc., a subsidiary of Chiesi. Prior to opening his private practice in 1997 and after initial training with the Office of the General Counsel of the U.S. Securities and Exchange Commission in Washington D.C. and the law firm of Day, Berry & Howard in Hartford, Connecticut, Mr. Stephan embarked on a career as in-house counsel with publicly traded corporations. He served as Vice President and Group General Counsel for General Mills Inc; Vice President and Associate General Counsel for US Surgical Corporation ; Vice President, General Counsel and Secretary for Erbamont N.V. (Montedison Group); and Vice President, General Counsel and Secretary for American Maize Products Corporation. Mr. Stephan has advised boards of directors on corporate governance matters and is a former member of the National Association of Corporate Directors. Mr. Stephan is a former Captain/Judge Advocate in the United States Marine Corps and an Assistant Attorney General for the State of Wisconsin. Mr. Stephan holds a Bachelor of Arts in economics and political science from Lawerence University and a Juris Doctor from the University of Wisconsin Law School. He brings to our Board of

Directors a depth of experience in all areas of corporate governance, with particular emphasis on the governance of transnational joint ventures.

Marco Vecchia, age 51, became a director in 2010.

Marco Vecchia has served on our Board of Directors since May 2010. Since 1987, Mr. Vecchia has served as Head of Legal and Corporate Affairs at Chiesi. Mr. Vecchia holds a degree in law from the University of Parma. Mr. Vecchia has also served on the boards of directors of the following companies: Chiesi S.A., Belgium, since June 2010; Chiesi Pharmaceuticals Shanghai Co. Ltd. (Wfoe), China, since June 2008; Cheshire Healthcare Limited, England, since January 2003; Chiesi Limited, England, since May 1999; Chiesi Healthcare Limited, England, since May 1999; Chiesi S.A., France, since April 2002; Chiesi Hellas Pharmaceuticals S.A., Greece, since April 1998; Chiesi Int. H. B.V., Holland, since April 2008; Chiesi Pharmaceuticals B.V., Holland, since February 2007; Opocrin S.P.A., Italy, since November 2008; Opocrin S.r.l., Italy, since November 2008; Novadynamics Healthcare S.r.l., Italy, since May 2007; Chiesi Pharmaceuticals Pvt Limited, Pakistan, since November 2001; Chiesi España S.A., Spain, since April 2000; Chiesi Pharmaceuticals Inc., USA, since April 1992. He brings to our Board of Directors a depth of experience in the areas of mergers and acquisitions and transnational joint ventures, pharmaceutical IP licensing, risk management and corporate governance.

CORPORATE GOVERNANCE

General

Our management and Board of Directors believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted.

“Controlled Company” Exemption under NASDAQ Marketplace Rules

We are a “controlled company” within the meaning of applicable rules of The NASDAQ Stock Market LLC, or NASDAQ, because more than 50% of our voting power is held by Chiesi. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined, or recommended to our board for determination, by a majority of our independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected, or recommended for our board’s selection, either by a majority of our independent directors or a nominating committee comprised solely of independent directors. Nevertheless, as discussed below, we have established the Compensation Committee to approve executive officer compensation (subject to ratification by our Board of Directors) and the Nominating and Corporate Governance Committee to select director nominees, each of which is comprised solely of independent directors.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These rules also specify certain persons whose relationships with us would preclude them from being considered independent. Our Board of Directors has determined that each of the following current members of our Board of Directors is an “independent director” as defined under applicable NASDAQ rules, including that each such director is free of any relationship that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director: Mr. Codeanne, Mr. Enright, Mr. Heffernan and Mr. Stephan. In reaching the determination with respect to Mr. Stephan, the Board of Directors considered Mr. Stephan’s representation of Chiesi in various matters unrelated to the Chiesi Transaction and also the fees he receives from Chiesi under consulting and/or retainer arrangements.

Board Leadership Structure

Our President and Chief Executive Officer, Craig A. Collard, is also the chairman of our Board of Directors. Our Board of Directors has determined this leadership structure is the most effective way to ensure that it remains focused on the key issues affecting our company. Mr. Collard founded Cornerstone BioPharma, has been our chairman and Chief Executive Officer since the Merger and oversaw our entry into the Chiesi Transaction. Although we do not have a lead independent director, our Board of Directors — which consists primarily of either independent directors or directors designated by Chiesi — exercises a strong, independent oversight function. This oversight function is enhanced by the fact that each of our board committees — our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee — is comprised entirely of independent directors and by the fact that, under the Governance Agreement and our bylaws, our full Board of Directors must approve certain significant corporate actions.

Board Oversight and Risk Management

Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our Board of Directors is to oversee our management and, in doing so, assess and manage the risks inherent in our business in order to serve our best interests and the best interests of our stockholders. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and assesses the risks presented by those strategies and the manner in which management intends to mitigate those risks. In the exercise of its risk oversight function, our Board of Directors solicits and reviews regular updates from key members of management about significant policies and proposed major commitments of corporate resources. Our Board of Directors also participates in decisions that have a potential major economic impact on us. In addition to making reports and presentations at Board of Directors and committee meetings, our management keeps the directors informed of our activity through regular communication. While each of our standing board committees is responsible for assessing risks within its respective area of responsibility and for making appropriate risk management recommendations to our Board of Directors, our full board is principally responsible for evaluating business risks and determining whether any risk mitigation measures should be implemented.

Board Meetings and Attendance

Our Board of Directors met eight times during the fiscal year ended December 31, 2010, either in person or by teleconference. During 2010, each of our current directors attended at least 75% of the aggregate of the total number of board meetings held during the period each has been a director and the total number of meetings held by all committees on which each director then served.

We have no formal policy requiring director attendance at the annual meeting of stockholders, although all directors are expected to attend the annual meeting if they are able to do so. One of our directors attended the 2010 annual meeting.

Board Committees

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each committee are appointed by our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, and serve one-year terms. Each of these committees operates under a charter that has been approved by the Board of Directors. We have posted current copies of each committee’s charter on the “Corporate Governance” section of our website, which can be found at www.crtx.com.

The Board of Directors has determined that all of the members of each of the board’s three standing committees are independent as defined under NASDAQ rules and, in the case of all members of the Audit Committee, that they meet the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management to discuss our financial statements, and other financial reporting and audit matters;

•	preparing the audit committee report required by SEC rules; and

•	reviewing and approving or ratifying related person transactions.

The members of the Audit Committee are Mr. Codeanne, Mr. Enright and Mr. Heffernan. Mr. Codeanne serves as chair of the Audit Committee. The Board of Directors has determined that Mr. Codeanne is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met 13 times in 2010.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving the compensation of our executive officers, with such approval subject to ratification by the full Board of Directors;

•	overseeing the evaluation of our senior executives;

•	reviewing and making recommendations to the Board of Directors regarding incentive compensation and equity-based plans;

•	administering our stock incentive plans;

•	reviewing and discussing with management the Compensation Discussion and Analysis, or CD&A, and recommending that the CD&A be included in our annual proxy statement on Schedule 14A;

•	preparing the compensation committee report required by SEC rules; and

•	reviewing and making recommendations to the Board of Directors regarding director compensation.

For information about the processes and procedures followed by the Compensation Committee in considering executive and director compensation, see “Executive and Director Compensation Process.”

The members of the Compensation Committee are Mr. Heffernan, Mr. Codeanne and Mr. Enright. Mr. Heffernan serves as chair of the Compensation Committee. The Compensation Committee met six times in 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the committees of the Board of Directors, and verifying that the designated Class B directors meet the qualifications to become board members under the standards set forth in the Governance Agreement;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing periodic evaluation of the Board of Directors.

The members of the Nominating and Corporate Governance Committee are Mr. Enright, Mr. Codeanne and Mr. Stephan. Mr. Enright serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met five times in 2010. Although the Governance Agreement generally provides that Class B Directors, as designees of Chiesi, are disqualified from being considered independent for purposes of the Governance Agreement, the Committee received the consent of Chiesi, by way of a waiver of the relevant provision of the Governance Agreement, to Mr. Stephan’s appointment by the Board of Directors as a member of the Nominating and Corporate Governance Committee.

Executive and Director Compensation Process

Our Compensation Committee is responsible for approving the compensation of our executive officers, subject to ratification by our Board of Directors. As part of this process, our Compensation Committee has implemented an annual performance review program for our executive officers. As part of that program, the committee considers actual corporate performance compared to our corporate goals and individual performance compared to individual goals, as well as various subjective performance criteria. Each executive officer’s individual performance goals relate to our corporate goals.

Additionally, on a rolling basis, our Compensation Committee tracks progress towards our corporate and individual goals, assesses the continuing relevance of those goals, and may add to or revise those goals as necessary or appropriate based on emergent challenges and opportunities. Any change in our corporate goals is subject to adoption by the full Board of Directors.

Our Compensation Committee evaluates each executive officer against his individual goals. Evaluation begins with a written self-assessment, which is submitted to our President and Chief Executive Officer. Our President and Chief Executive Officer then prepares a written evaluation based on the executive officer’s self-assessment, the President and Chief Executive Officer’s own evaluation and input from other employees. This process leads to a recommendation by our President and Chief Executive Officer to the Compensation Committee for annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, for executive officers other than himself. The Compensation Committee then reviews our corporate performance, and in light of that review considers the recommendations of the President and Chief Executive Officer. Upon completion of this review and consideration, the committee may approve or amend, in its discretion, the recommended annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, for our executive officers. In the case of our President and Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which then approves any annual salary increase, annual stock option and restricted stock award and bonus. For more information regarding this process, see “Information About Executive and Director Compensation — Process for Determining Executive Compensation.”

Our Compensation Committee periodically reviews and makes recommendations to the Board of Directors regarding director compensation. Currently, each of our non-employee directors is compensated pursuant to our compensation and reimbursement policy, which was amended and restated effective October 31, 2008. For more information regarding this policy, see “Information About Executive and Director Compensation — Director Compensation for Fiscal 2010.”

Our Compensation Committee may delegate its authority to the chair of the committee to the extent it deems necessary to finalize matters as to which the committee has given its general approval.

Our Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2010, our Compensation Committee did not retain a compensation consultant to assist in setting executive compensation. However, for 2010, in order to improve its understanding of compensation practices at companies in the specialty pharmaceutical sector, the committee considered market data from a variety of sources, including the Radford Survey covering pharmaceutical and bio-technology companies having between 150 and 499 employees and between $50 million and $150 million in revenues. For more information regarding the role of compensation consultants and surveys, see “Information About Executive and Director Compensation — Process for Determining Executive Compensation — Role of Compensation Consultants and Surveys.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, bylaw or otherwise to provide third parties with the right to nominate directors. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board, with direct input from our Chief Executive Officer. From time to time, the Nominating and Corporate Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates but did not retain such services during the year ended December 31, 2010.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended Class A director nominees, the Nominating and Corporate Governance Committee applies certain criteria, including the candidate’s reputation for integrity, honesty and adherence to high ethical standards, business acumen, experience and judgment, understanding of our business and industry, diligence, conflicts of interest or the appearance thereof, other directorships and their impact on the ability of the candidate to devote adequate time to service on our board and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. Our Board of Directors has adopted guidelines that provide that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and require the Nominating and Corporate Governance Committee to consider the value of diversity on our board. The Nominating and Corporate Governance Committee implements and assesses the effectiveness of these guidelines and the board’s commitment to diversity by considering these guidelines in our assessment of potential director nominees and the overall make-up of our Board of Directors. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will assist our board in fulfilling its responsibilities.

Pursuant to the Governance Agreement, our certificate of incorporation and our bylaws, the Nominating and Corporate Governance Committee selects and recommends the Class A directors, which consist of our Chief Executive Officer and three independent directors, for nomination by our Board of Directors. Chiesi designates the Class B directors to the Nominating and Corporate Governance Committee for recommendation to and nomination by our Board of Directors. Under the Governance Agreement, the Nominating and Corporate Governance Committee reviews each Chiesi nominee’s background and must recommend each Chiesi nominee for election unless it reasonably determines that the nominee lacks the business or technical experience, stature and character appropriate for service on our board. While the Governance Agreement is in effect, Chiesi is entitled to designate for consideration for election to the Company’s Board of Directors a number of persons based on the level of beneficial ownership by Chiesi and its affiliates of Cornerstone common stock as follows:

•	if Chiesi and its affiliates own 50% or more of the outstanding shares of our common stock on a fully diluted basis (as defined in the Governance Agreement), four individuals;

•	if Chiesi and its affiliates own 35% or more but less than 50% of the outstanding shares of our common stock on a fully diluted basis, three individuals;

•	if Chiesi and its affiliates own 25% or more but less than 35% of the outstanding shares of our common stock on a fully diluted basis, two individuals;

•	if Chiesi and its affiliates own 10% or more but less than 25% of the outstanding shares of our common stock on a fully diluted basis, one individual; and

•	if Chiesi and its affiliates own less than 10% of the outstanding shares of our common stock on a fully diluted basis, Chiesi will not have the right to designate any directors.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Class A director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250,

Cary, North Carolina 27518. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for Class A candidates submitted by others. As described in “Stockholder Proposals” below, stockholders also have the right under Section 1.10 of our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board, by following the procedures set forth therein.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Nominating and Corporate Governance Committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o Corporate Secretary, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina, 27518. You should indicate on your correspondence that you are a Cornerstone Therapeutics Inc. stockholder.

Anyone may express concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling the voicemail box at (800) 799-6158. Messages to the Audit Committee will be received by the members of the Audit Committee and our Corporate Secretary. You may report your concern anonymously or confidentially.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chair of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.

Related Person Transactions

U.S. CUROSURF Agreement

As a result of the Chiesi Transaction, Chiesi manufactures all of our requirements of CUROSURF, which we began promoting and selling in September 2009. Pursuant to the U.S. CUROSURF Agreement, we pay to Chiesi the greater of a percentage of net sales price for CUROSURF or the applicable floor price set forth in the agreement. Inventory purchases from Chiesi under the U.S. CUROSURF Agreement from inception through March 31, 2011 aggregated approximately $39.4 million. As of March 31, 2011, the Company had accounts payable of approximately $1.5 million due to Chiesi.

Top-Up Transaction among Chiesi, Mr. Collard and Mr. Lutz

Pursuant to a Stock Purchase Agreement, effective December 16, 2010, Cornerstone Biopharma Holdings, Ltd. and the Lutz Family Limited Partnership agreed to sell 385,000 and 65,000 shares, respectively, of our common stock to Chiesi for consideration of $6.02 per common share. At the time they agreed to sell their shares, Cornerstone Biopharma Holdings, Ltd. and the Lutz Family Limited Partnership beneficially owned approximately 6.1% and less than 1% of our common stock, respectively. Mr. Collard owns 100% of the outstanding common stock of Cornerstone Biopharma Holdings, Ltd. and is a director of that entity, and Mr. Lutz is the general partner of the Lutz Family Limited Partnership.

Chiesi Option

The Stockholders Agreement grants Chiesi an option to purchase, at $12.00 per share in cash, a certain number of shares of common stock beneficially owned (as defined in the agreement) by Mr. Collard, Mr. Lutz and the entities controlled by them during the 30-day period following July 28, 2011, referred to as the “covered shares.” Mr. Collard, Cornerstone Biopharma Holdings, Ltd., Carolina Pharmaceuticals, Mr. Lutz and the Lutz Family Limited Partnership have 228,559, 1,561,780, 947,207, 195,227 and 261,878 covered shares, respectively, under the Stockholders Agreement. Because Mr. Collard and Mr. Lutz do not own any shares of common stock directly, their covered shares were based on the number of vested options (with exercise prices ranging from $0.43 per share to $3.90 per share) held by them.

If Chiesi exercises its option, Mr. Collard, Cornerstone Biopharma Holdings, Ltd., Carolina Pharmaceuticals, Mr. Lutz and the Lutz Family Limited Partnership would receive proceeds of approximately $2.4 million, $18.7 million, $11.4 million, $2.0 million and $3.1 million, respectively. Proceeds received by the entities controlled by Mr. Collard or Mr. Lutz are not included in the amounts attributable to these individuals. In addition, for Mr. Collard and Mr. Lutz, these amounts are net of the amounts they would be required to pay to exercise a sufficient number of stock options held by them prior to selling the covered shares to Chiesi (assuming for this purpose that Mr. Collard and Mr. Lutz would exercise stock options with the lowest exercise prices to satisfy their respective obligations).

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In March 2007, our Board of Directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel, who we refer to as our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Although stockholder approval of the selection of Grant Thornton LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Grant Thornton LLP.

Grant Thornton LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2010. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the selection of Grant Thornton LLP as Cornerstone Therapeutics Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Audit Committee Report

The Audit Committee consists of the following members of the Board of Directors of Cornerstone Therapeutics Inc. (the “Company”): Mr. Codeanne, Mr. Enright and Mr. Heffernan. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of Grant Thornton LLP, the independent registered public accounting firm for the Company. Grant Thornton LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America.

The Board of Directors has determined that each of Mr. Codeanne, Mr. Enright and Mr. Heffernan (i) meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (the “SEC”) for audit committee membership, (ii) is an “independent director” as defined in NASDAQ rules and (iii) meets NASDAQ’s financial knowledge and sophistication requirements. The Board of Directors has determined that Mr. Codeanne is an “audit committee financial expert” under SEC rules. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.crtx.com.

The Audit Committee’s responsibility is one of oversight. The Audit Committee’s oversight responsibility relating to the accounting, auditing and financial reporting processes of the Company includes overseeing the Company’s processes and internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee rely on the information provided and the representations made to them by:

•	management, which has primary responsibility for the Company’s financial statements and reports and for establishing and maintaining appropriate internal control over financial reporting; and

•	the independent registered public accounting firm for the Company, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States.

In this context, we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010.

We have discussed with Grant Thornton LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1., AU section 380), as adopted by the PCAOB.

We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with us concerning independence, and have discussed with them their independence. We have concluded that Grant Thornton LLP’s provision of audit and non-audit services to us is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. We have selected Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ended December 31, 2011, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

By the Audit Committee of the Board of
Directors of Cornerstone Therapeutics Inc.

Christopher Codeanne, Chair
Michael Enright
Michael Heffernan

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees that Grant Thornton LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For 2010, audit fees include an estimate of amounts not yet billed.

Fee Category	2010	2009

Audit Fees(1)	$298,231	$364,282
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$298,231	$364,282

(1)	Audit fees consist of fees related to professional services rendered in connection with reviews of our quarterly filings on Form 10-Q, the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees reported during 2009 also include fees related to an audit of our internal control over financial reporting as we were required to obtain such an audit.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” No fees for audit-related services were incurred in 2009 or 2010.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services relate to the preparation of federal and state tax returns and quarterly estimated tax payments. Tax advice and tax planning services relate to miscellaneous items. No tax fees were incurred in 2009 or 2010.

(4)	No fees for other services were incurred in 2009 or 2010.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding beneficial ownership of our common stock as of April 4, 2011 by:

•	each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our President and Chief Executive Officer, our former Chief Financial Officer and our three other most highly compensated executive officers during 2010; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of common stock issuable under stock options and warrants that are currently exercisable or exercisable within 60 days of April 4, 2011 are deemed to be beneficially owned by the person holding the option or warrant for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

	Number of	Shares
	Outstanding	Underlying	Total Number	Percentage of
	Shares	Options	of Shares	Common Stock
Name and Address of	Beneficially	Exercisable	Beneficially	Beneficially
Beneficial Owner(1)	Owned	within 60 Days	Owned	Owned

5% Stockholders
Chiesi Farmaceutici S.p.A.	14,222,425	—	14,222,425	55.3%
Via Palermo 26/A
43122 Parma, Italy
Craig A. Collard(2)	3,011,138	373,198	3,384,336	13.0%
President, Chief Executive Officer and Director
Cornerstone Biopharma Holdings, Ltd.	1,567,225	—	1,567,225	6.1%
Carolina Pharmaceuticals Ltd.	1,443,913	—	1,443,913	5.6%
Carolina Pharmaceuticals Holdings, Ltd.(3)	1,443,913	—	1,443,913	5.6%
Directors and Named Executive Officers
Christopher Codeanne	—	20,139	20,139	*
Director
Michael Enright	—	20,139	20,139	*
Director
Michael Heffernan	—	23,710	23,710	*
Director
Alessandro Chiesi	—	7,500	7,500	*
Director
Anton Giorgio Failla	—	7,500	7,500	*
Director
Robert Stephan	—	7,500	7,500	*
Director

	Number of	Shares
	Outstanding	Underlying	Total Number	Percentage of
	Shares	Options	of Shares	Common Stock
Name and Address of	Beneficially	Exercisable	Beneficially	Beneficially
Beneficial Owner(1)	Owned	within 60 Days	Owned	Owned

Marco Vecchia	—	5,000	5,000	*
Director
Steven M. Lutz	262,348	269,814	532,162	2.0%
Executive Vice President, Sales and Trade
Andrew K. W. Powell	100,100	—	100,100	*
Executive Vice President, General Counsel and Secretary
Alan Roberts	74,100	38,541	112,641	*
Vice President, Scientific Affairs
David Price	13,584	—	—	*
Former Executive Vice President, Finance, Chief Financial Officer and Treasurer
All executive officers and directors as a group (12 persons, consisting of 5 executive officers and 7 non-employee directors)	3,502,686	773,041	4,275,727	16.1%

*	Represents beneficial ownership of less than one percent of common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is care of Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518.

(2)	Consists of 1,567,225 shares of common stock held by Cornerstone Biopharma Holdings, Ltd., and 1,443,913 shares of common stock held by Carolina Pharmaceuticals, Carolina Pharmaceuticals Holdings, Ltd., or Carolina Pharmaceuticals Holdings, owns 100% of Carolina Pharmaceuticals’ outstanding shares. Mr. Collard owns 100% of the outstanding common stock and is a director of Cornerstone Biopharma Holdings, Ltd. and by virtue of such positions exercises voting and investment power with respect to the Cornerstone Therapeutics Inc. shares owned by Cornerstone Biopharma Holdings, Ltd. Mr. Collard is the chief executive officer and chairman of the boards of Carolina Pharmaceuticals and Carolina Pharmaceuticals Holdings and by virtue of such positions exercises voting and investment power with respect to the Cornerstone Therapeutics Inc. shares beneficially owned by these entities. Mr. Collard disclaims beneficial ownership of the shares held by Cornerstone Biopharma Holdings, Ltd. and Carolina Pharmaceuticals, except to the extent of his pecuniary interest therein.

(3)	Carolina Pharmaceuticals Holdings disclaims beneficial ownership of the shares held by Carolina Pharmaceuticals, except to the extent of its pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2010, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis during the year ended December 31, 2010, except that Mr. Roberts failed to timely file a Form 3.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

The Compensation Discussion and Analysis, which we refer to herein as the “CD&A,” describes our executive compensation philosophy, components and policies, including analysis of the compensation earned by our named executive officers for 2010 as detailed in the accompanying tables.

The following executives were our named executive officers for 2010:

Name	Position

Craig A. Collard	President, Chief Executive Officer and (from July 2010 through January 2011) Interim Chief Financial Officer
Steven M. Lutz	Executive Vice President, Manufacturing and Trade
Andrew K. W. Powell	Executive Vice President, General Counsel and Secretary
Alan Roberts	Vice President, Scientific Affairs
David Price	Former Executive Vice President, Finance, Chief Financial Officer and Treasurer

Executive Summary

Key Executive Compensation Actions and Highlights

Since the beginning of 2010, we have taken the following key actions implementing our pay for performance philosophy, while also taking into account various considerations that affect our ability to achieve our strategic growth objectives. All, and the rationale for each, are described below.

For 2010, each named executive officer who had been with us for more than six months was awarded a small merit increase in base salary reflecting our corporate performance in 2009. For 2011, our Compensation Committee decided not to award any merit increase in base salary to our named executive officers as part of an overall objective of maintaining base salaries for all employees at 2010 levels.

Our Compensation Committee nonetheless determined that we performed well in 2010, including over-achieving our financial goals, and that we met, or over-achieved, most of our other corporate goals. Accordingly, our named executive officers received cash bonuses which, when taken together as a group, represented approximately 95% of their target bonuses for 2010.

Our Compensation Committee determined that it would keep annual cash bonus targets for 2011 at 2010 levels.

In March 2010 and March 2011, we granted stock options to each of our named executive officers who had been with us for more than six months. These awards reflected our corporate performance, the executives’ individual performance and the target equity award levels reflected in certain executives’ employment agreements.

Compensation Governance

Consistent with our philosophy of pay for performance, the following features are built into our executive compensation process to ensure appropriate process and governance:

•	Our Compensation Committee is comprised solely of independent directors.

•	Under our Governance Agreement, the determinations of our Compensation Committee are subject to ratification by the full Board of Directors.

•	Our Compensation Committee uses independently generated third party data to obtain an understanding of compensation practices at companies in our industry. Our Compensation Committee approves and reviews our executive officers’ individual goals to ensure that they are aligned with our corporate goals and that they do not create incentives to engage in behaviors that might expose us to undue risk or have a material adverse effect on us.

•	Our Compensation Committee regularly reviews our executive compensation program as a whole, including base salaries, annual cash incentives and equity-based incentives, to ensure that it properly rewards the value of executives’ contributions to the achievement of our corporate goals.

•	Our Board of Directors recently adopted a clawback policy that will allow us to seek recovery of certain compensation from our executive officers in the event of an accounting restatement caused by our material noncompliance with applicable financial reporting requirements.

•	Our policies include stringent insider trading policy prohibitions as well as prohibitions on speculating or trading in derivative instruments related to company securities.

•	This year we will provide our stockholders with the opportunity to cast an advisory vote on executive compensation as described in Proposal No. 3 below.

Executive Compensation Philosophy

The principal objectives of our executive compensation program are to attract and retain talented executives. Our philosophy is then to use compensation as a tool for rewarding performance and thereby creating and maintaining stockholder value.

Elements of Compensation

We have entered into executive employment agreements with each of our named executive officers. Each of our named executive officers is entitled to the following elements of compensation, which are discussed more fully below:

•	base salary;

•	target bonus (in the discretion of our Compensation Committee); and

•	target equity awards (in the discretion of our Compensation Committee).

Compensation Principles, Philosophy and Objectives

The following principles have guided our Compensation Committee in developing our compensation programs and in determining total compensation levels for our executive officers:

•	we must be prepared to compete with larger organizations with greater resources for executive talent;

•	our compensation practices should take into account the ongoing transformation of our business and our continuing growth strategies; and

•	our compensation programs should encourage our executive officers to increase long-term stockholder value in a manner that appropriately rewards the achievement of specified short-term objectives without creating undue risk for us or our stockholders.

The goal of our executive compensation program is to attract and retain key employees and then motivate them to achieve — and reward them for achieving — our business goals. We do this by:

•	providing competitive compensation that consists of cash and equity-based components that appropriately encourage and reward performance and create enduring long-term stockholder value;

•	rewarding our executive officers for their individual contributions to our success;

•	aligning the interests of our executives as a group by linking individual executive compensation to the company-wide achievement of both our short-term operating imperatives and our long-term strategic objectives; and

•	aligning the interests of our executives with those of our stockholders by building a culture of equity ownership and shared risk.

Elements of Executive Compensation

Consistent with our executive officers’ employment agreements, our Compensation Committee determined that the compensation of our executive officers for 2010 should consist of base salary, a discretionary bonus and stock-based compensation. The committee does not target a specific mix of executive compensation by allocating total compensation across cash and noncash pay, between current and long-term pay or among different types of long-term incentive awards.

Our overall executive compensation program includes the following major elements:

Compensation Element	Objective	Key Features

Base salary	Provide a fixed level of cash compensation based on responsibilities, background, training and experience to encourage retention and recognize performance.	Annually reviewed by our Compensation Committee.
Cash Bonus	Reward executive officers for their individual performance and contributions to corporate performance. Reinforce “pay for performance.”	Determined in the discretion of our Compensation Committee based on broad parameters, not fixed formulas.
Stock-based compensation	Align our executive officers’ long-term interests with those of our stockholders by rewarding officers for sustaining long-term corporate performance; encourage retention through the use of vesting provisions.	Consists of stock options and, for certain executive officers under certain circumstances, restricted stock awards.
Broad-based benefits	Provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.	Executive officers participate in the same plans as other employees, except that our medical insurance, dental insurance and vision insurance plans are provided to them at no cost.
Perquisites and severance benefits	Promote client development and fulfillment of business duties on an efficient and cost-effective basis; provide reasonable level of severance compensation in certain circumstances.	Designed to represent a small part of our overall compensation package.

Process for Determining Executive Compensation

Overview

Our Compensation Committee annually approves salary increases, targets for annual bonuses, the amounts of stock option and restricted stock awards and payouts of bonuses, in its discretion. In exercising its discretion, the committee considers our actual corporate performance compared to our corporate goals and actual individual performance compared to individual goals, as well as various subjective performance criteria. In general, our Compensation Committee does not take into account amounts realizable from prior compensation when making future pay decisions.

As required by our bylaws and our Compensation Committee’s charter, the compensation of our executive officers is approved by our Compensation Committee and subject to ratification by our Board of Directors.

Role of Executive Officers

Our Chief Executive Officer assists our Compensation Committee by annually developing the individual objectives and reviewing the performance of each of our executive officers (other than his own, which is reviewed by our Compensation Committee). Our Chief Executive Officer generally makes specific recommendations regarding salary adjustments and amounts of discretionary bonuses, if any, for each executive. Our Chief Executive Officer’s recommendations are then reviewed by our Compensation Committee. That review includes a rigorous assessment of our overall corporate performance and the performance of individual executives, and includes consideration of any factors that are relevant to corporate or executive performance. The committee then either approves our Chief Executive Officer’s recommendations or exercises its discretion by modifying any recommended salary adjustments and/or bonus payments to our executive officers. In exercising its discretion the committee may take into account the market data information discussed below.

Role of Compensation Consultants and Surveys

In setting executive compensation, our Compensation Committee generally considers, along with various other factors, the compensation paid to officers with similar responsibilities in similar companies. Our Compensation Committee does not retain a compensation consultant to assist in setting executive compensation. However, in 2010, in order to improve its understanding of compensation practices at companies in our industry, our Compensation Committee considered market data from a variety of sources, including the Radford Survey covering pharmaceutical and bio-technology companies having between 150 and 499 employees and between $50 million and $150 million in revenues. The committee does not use this data, or any customized subset thereof, to benchmark its compensation decisions. In 2010 it did, however, after establishing compensation levels, use this data to assess and confirm generally whether the nature and overall level of compensation paid to our executives is reasonably sufficient to support our objectives of attracting and retaining talented executives. Our Compensation Committee did not attempt to align our overall compensation structure to any specific percentile of the companies whose data it reviewed.

Role of Corporate and Individual Performance

Our Compensation Committee believes that our success is dependent upon, and reflective of, the performance of our senior management team, including our executive officers. In an effort to appropriately incentivize our executives to achieve certain objectives, the committee approves various commercialization, research, clinical, regulatory, financial and operational goals. The process of setting performance goals begins with our Chief Executive Officer proposing our annual corporate goals. These are reviewed by our Compensation Committee and then modified as the committee believes is appropriate. Our Compensation Committee then recommends that our full Board provisionally adopt these corporate goals, subject to further review and adjustment throughout the year as necessary based on changing market and competitive conditions.

Once we have set our corporate goals, we establish individual goals for each of our executive officers. Our Chief Executive Officer’s individual goals are the same as our corporate goals. The individual goals for our other executive officers are set early in the first quarter of the calendar year and focus on contributions that will facilitate the achievement of our corporate goals. Each executive officer reviews our corporate goals and proposes individual goals that appropriately support our corporate goals, taking into account the executive’s functional responsibilities. These individual goals are approved by our Chief Executive Officer and then submitted to our Compensation Committee for discussion, revision and adoption.

Our Compensation Committee regularly tracks our progress towards our corporate and individual goals, and in 2011 this will be a standing agenda item for all regularly scheduled Compensation Committee meetings.

As part of this process the Compensation Committee also assesses the continuing relevance of these goals, and may add to or revise these goals as necessary or appropriate based on emergent challenges and opportunities. Our Compensation Committee believes that if our focus changes due to market shifts or potential opportunities, our goals, on an individual and corporate basis, should be correspondingly adjusted to encourage our executive officers to position us to capitalize on such shifts and opportunities, rather than focusing on past goals that may or may not continue to enhance stockholder value. Any change in our corporate goals is subject to adoption by the full Board of Directors.

Goals may relate to objective financial metrics (such as the achievement of a certain level of sales), to objective non-financial achievements (such as the approval of a product for sale) or to qualitative performance (such as building and integrating a new team into our operational structure). We intend for goals to be achievable as the result of sustained focused effort on the part of the executive team, and it is our expectation that in normal circumstances executives will achieve substantially all of their individual goals, and as a result we will achieve substantially all of our corporate goals.

Corporate Performance

When making compensation decisions for our executive officers with respect to annual bonuses and equity awards, our Compensation Committee first assesses the level to which we have achieved our corporate goals. The assessment of the achievement of any corporate goal is in the discretion of our Compensation Committee, and may exceed 100%. In reaching an overall assessment of corporate performance, our Compensation Committee may choose to weight our corporate goals. The overall assessment may be expressed as a percentage of full goal achievement. The assessment takes into account any revisions to goals made throughout the year. The weighting of particular goals is a matter of committee discretion, though as a general rule the committee ascribes particular weight to goals related to financial performance. While total achievement of all corporate goals, as revised during the year, may not be expected, our Compensation Committee demands that management significantly advance our business objectives and the interests of stockholders throughout the year for the committee to consider it appropriate to base decisions regarding cash and equity incentive compensation on an overall assessment that we achieved our corporate goals at 100% or more.

Individual Performance

Having made an overall assessment of corporate performance, our Compensation Committee then assesses the level to which each of our executive officers achieved their individual goals. In assessing individual achievement, our Compensation Committee may choose to weight an individual’s goals, and the resulting assessment may be expressed as a percentage of full goal achievement.

In making compensation decisions for each individual executive officer, our Compensation Committee considers both the executive’s achievement of his individual goals and our achievement of our corporate goals. Because the goals of our Chief Executive Officer are the same as our corporate goals, the committee’s assessment of his individual achievement will be the same as the committee’s overall assessment of our corporate performance. In the case of other executive officers, the committee will exercise its discretion in balancing individual achievement and corporate performance when determining annual cash bonus and equity awards, as it deems appropriate.

Our Compensation Committee believes that it is not appropriate, at our stage of development, to have a rigid funding metric for executive bonus and equity awards. However, as a general matter, the committee believes that, in the absence of special circumstances, our pay-for-performance philosophy demands that actual annual bonus and equity awards made to our executive officers, as a group, should not reflect a level of achievement in excess of that reflected in the committee’s overall assessment of corporate performance. Our Compensation Committee believes that, at this time, this flexible but principled process is appropriate because it allows the committee to consider (i) goals established by the committee at the beginning of the year and goals communicated to our executive officers at any point throughout the year, (ii) the effects of unanticipated events and circumstances on our business or on a particular executive’s performance, and (iii) the performance of our executives in managing change, addressing emergent challenges and exploiting unexpected opportunities.

Our 2010 corporate and individual goals and their impact on our named executive officers’ compensation are discussed more fully below.

Executive Compensation in 2010

Base Salary

Our Compensation Committee has established base salaries for our named executive officers at levels that are intended to reflect the scope of their responsibilities and relevant backgrounds, training and experience. When establishing a named executive officer’s base salary, our Compensation Committee takes into account his seniority, his level of responsibility, the functional role of the position and compensation practices in the pharmaceutical industry and among public companies. The Compensation Committee reviews our named executive officers’ base salaries annually.

The following table shows annual base salaries in effect for 2009, 2010 and 2011 for each named executive officer, as well as the percentage increase from 2009 to 2010:

	2009 Base	2010 Base	Percent	2011 Base
Executive	Salary	Salary	Increase	Salary

Craig A. Collard	$394,784	$400,000	1.3%	$400,000
Steven M. Lutz	$260,000	$267,800	3.0%	$267,800
Andrew K. W. Powell	$275,000	$275,000	N/A	$275,000
Alan Roberts	$225,000	$231,750	3.0%	$231,750
David Price	$288,791	$297,455	3.0%	N/A

For 2010, each named executive officer who had been with us for more than six months was awarded a merit increase, effective as of January 1, 2010. Our Compensation Committee based these increases on compensation trends in the pharmaceutical industry generally, information regarding local compensation trends, 2009 corporate and individual performance and our Compensation Committee’s experience and discretion.

For 2011, our Compensation Committee decided not to award any merit increase in base salary to the named executive officers. Our Compensation Committee based this decision on a review of our strategic priorities for 2011 and the intention of our executive management team to maintain base salaries for substantially all of our other employees at 2010 levels.

Annual Performance-Based Cash Incentive Compensation

Our current named executive officers are eligible for annual cash bonuses pursuant to the terms of their respective employment agreements. Annual bonuses are intended to link our strategic and corporate operating plans with individual performance, and to provide executive officers with incentives to achieve greater corporate performance by focusing on the attainment of specific goals.

Our Compensation Committee annually determines the target cash bonus for each named executive officer based on a percentage of such officer’s annual base salary. Although the employment agreements we have entered into with each of our named executive officers provide for target cash bonuses up to 50% for Mr. Collard, 40% for Mr. Lutz and 35% for our other named executive officers, our Compensation Committee retains discretion to set the target cash bonuses for each named executive officer either above or below these levels. For 2010, our Compensation Committee set the target cash bonus for each of our named executive officers, other than Mr. Collard, at the maximum target level set forth in the executive’s respective employment agreement. In the case of Mr. Collard, however, the committee set the target cash bonus percentage at 75% of base salary to reward Mr. Collard for his leadership during 2009 and to incentivize similar performance during 2010.

2010 Cash Bonus

When exercising its discretion in awarding cash bonuses for 2010, our Compensation Committee considered our achievement of our overall corporate goals and our named executive officers’ achievement of their individual goals. In reviewing our 2010 corporate goals, our Compensation Committee focused on the degree to which we were able to achieve our corporate goals, which included:

•	To achieve net revenue in excess of $112 million and non-GAAP income from operations in excess of $16.4 million,[1] consistent with guidance provided to our investors;

•	To develop a quality/regulatory department and advance our product development candidates;

•	To acquire at least one new product;

•	To focus our product portfolio and transition revenue away from marketed unapproved products;

•	To grow our market capitalization; and

•	To develop a comprehensive three-year strategic plan.

Based on its review of our corporate performance, our Compensation Committee determined that we performed well in 2010 and over-achieved our financial goals while substantially achieving most of our other goals. Our Compensation Committee ultimately determined that 95% represented a reasonable estimate of the extent to which we had met our corporate goals for 2010 and was therefore an appropriate basis from which to make bonus determinations.

In making this estimate, our Compensation Committee considered all aspects of our corporate performance in 2010, focusing on the following key financial and non-financial results for the year:

•	Net revenues increased $14.5 million, or 14%, from $109.6 million in 2009 to $125.3 million in 2010[2];

•	Income from operations was $7.9 million in 2010 when calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and $24.0 million in 2010 on a non-GAAP basis;

•	Overall, cash and cash equivalents increased $32.1 million or 170% to $50.9 million as of December 31, 2010 compared to $18.9 million as of December 31, 2009;

•	We did not acquire any new products;

•	We completed our transition away from marketed unapproved products; and

•	The percentage of net revenues generated from our approved products increased from 36% in 2009 to 60% in 2010.

In reaching its final assessment that we achieved substantially all of our goals, our Compensation Committee applied a subjective approach, ascribing particular weight to the achievement of all financial metrics and the significant over-achievement in revenues, operating income and cash flow, as well as the effective transition away from marketed unapproved products. At the same time our Compensation Committee took note of the fact that market capitalization was generally flat over the year, certain product specific sales targets were not achieved, and due in part to certain factors outside the control of our named executive officers, no new products were acquired, some development milestones were set back, and our strategic plan was not complete at year end.

1 Targeted non-GAAP income from operations for 2010 excludes expected stock-based compensation ($1.0 million) and amortization of product rights ($14.4 million).
2 Non-GAAP income from operations for 2010 excludes stock-based compensation ($1.3 million) and amortization of product rights ($14.7 million).

In addition to considering our overall corporate performance, our Compensation Committee also took into account the achievement by our named executive officers of the following individual goals:

•	Craig Collard. Mr. Collard’s goals were the same as our corporate goals, so the committee assessed his performance in the same way that it assessed our overall performance.

•	Steven Lutz. Mr. Lutz’s goals related to the achievement of specified levels of sales for certain products, the introduction of new generic products, the management of inventories, the management of our relationships with wholesalers and the development of a strategic plan for our Aristos subsidiary. In determining Mr. Lutz’s annual cash bonus award, the committee ascribed particular weight to the over-achievement of sales targets for certain products and the important role played by our relationships with wholesalers in effecting the timely transition of our business away from marketed unapproved products, which more than offset the delay in some product introductions and the re-prioritization of the Aristos strategic plan.

•	Andrew Powell. Mr. Powell’s goals related to the management of our disclosure function, the reduction of our legal expenses, the completion of certain licensing and divestiture transactions, the clarification of the strategic value of our intellectual property portfolio and the adoption of governance processes appropriate for a controlled company. In determining Mr. Powell’s annual cash bonus award, our Compensation Committee considered that our corporate goals and the interests of our stockholders were significantly advanced in each of these areas.

•	Alan Roberts. Mr. Roberts’s goals related to advancement of various of our pipeline products and product candidates, the upgrade and continuous improvement of our quality and compliance functions and the resolution of various matters arising out of U.S. Food Drug and Administration, or FDA, audits. In determining Mr. Roberts’s annual cash bonus award, the committee considered the progress of our various development projects, including the delay and re-prioritization of certain projects, as well as the successful resolution of all matters relating to quality audits.

In making annual cash bonus awards to our named executive officers, our Compensation Committee also considered generally the collective efforts of our executive officers in directing our operations during the absence, for a substantial part of the year, of a permanent Chief Financial Officer.

Our Compensation Committee’s assessment of each named executive officer’s achievement was then weighed together with the committee’s overall assessment of our performance against our corporate goals. The committee, in its discretion, then made awards to each executive officer such that total cash bonus payouts to all executive officers, as a group (which includes all of our named executive officers), did not exceed the committee’s overall assessment of the extent to which we achieved our corporate goals.

The following table illustrates our actual and target cash bonuses for 2010:

	2010 Target Bonus		2010 Actual Cash Bonus
		% of Base			% of Base
Executive	Dollars	Salary	Dollars		Salary		% of Target

Craig A. Collard	$300,000	75%	$285,000		71%		95%
Steven M. Lutz	$107,120	40%	$107,120		40%		100%
Andrew K. W. Powell	$96,250	35%	$112,292	(1)	35	%(1)	100%
Alan Roberts	$81,113	35%	$68,946		30%		85%
David Price	$104,109	35%	N/A		N/A		N/A

(1)	Mr. Powell’s actual cash bonus payment for 2010 represented 14/12 of his 2010 bonus target because, pursuant to his executive employment agreement, his service from October 31, 2009 (his date of hire) to December 31, 2009 was aggregated with his 2010 service for purposes of computing his 2010 annual cash bonus award. Thus, his actual cash bonus payment for 2010 represents 35% of his base salary during the 14 month period from October 31, 2009 to December 31, 2010.

2011 Target Cash Bonus

Our Compensation Committee determined that it would keep annual cash bonus targets at 2010 levels, and for purposes of measuring performance and determining appropriate incentive awards it would follow a similar process to that followed in 2010.

Stock-Based Compensation

Background

Our named executive officers are generally awarded initial stock options and/or, in certain cases, restricted stock grants at the time of hire. Additionally, our Compensation Committee approves annual grants of options to our named executive officers based on level of responsibility and perceived overall contribution to the generation of stockholder value. The degree to which an individual achieved his goals for a particular year is factored into making the assessment of overall contribution, but the individual’s performance of non-goal specific activities may be taken into account. Although we do not measure ourselves against a specific benchmark, we believe that the annual aggregate value of awards (using the Black Scholes-Merton or equivalent valuation methodology) of options to named executive officers reflects competitive levels for similar companies, as reflected in the third-party data that is available to our Compensation Committee.

We have granted certain named executive officers shares of restricted stock at the time of hire because we believe that in such circumstances restricted stock enables us to attract executive talent and is a powerful retention tool. On an ongoing basis, however, we believe that the grant of options to purchase common stock is the best way to give executives an incentive to build and sustain stockholder value over an extended period of time. Options also align the interests of executives and stockholders by enabling our executives to participate in any increase in stockholder value resulting from their efforts. Our stock option and restricted stock grants typically provide for vesting over four years, which encourages retention.

Our Compensation Committee generally approves annual equity awards at the committee meeting held in conjunction with the first meeting of the Board of Directors each year, and, if its decision is ratified by our Board, such awards are normally effective on the date of ratification. We believe that this timing is appropriate as it provides sufficient time for a thorough review of corporate and individual performance during the preceding year, while also providing timely reinforcement for award recipients. Our Compensation Committee awards equity grants without regard to any scheduled or anticipated release of material information. We do not accelerate or delay equity grants in response to material information, nor do we delay the disclosure of information due to plans to make equity grants.

Impact of the Chiesi Transaction

In connection with our 2009 strategic transaction with Chiesi, entities controlled by Mr. Collard and Mr. Lutz sold shares to Chiesi, and Mr. Collard, Mr. Lutz and the entities controlled by them agreed to refrain, through July 28, 2011, from purchasing or transferring our common stock except in accordance with the Stockholders Agreement (as discussed below). Mr. Collard and Mr. Lutz also entered into executive employment agreements with us (as discussed more fully below) in which they each agreed that they would not be eligible to receive any annual equity awards, unless approved by our Board of Directors or a committee thereof.

Our other named executive officers employed by us at the time of the Chiesi transaction (Mr. Roberts and Mr. Price) entered into executive employment agreements that provide that they each would be eligible to receive an annual target equity award in the form of an option to purchase, in whole or in part, up to 50,000 shares of our common stock in each of the years 2010, 2011 and 2012, vesting over a four-year period, subject to their continued employment with us. These named executive officers also agreed not to transfer a certain number of their shares through July 28, 2011.

2010 Equity Awards

In March 2010, we granted stock options to each of our named executive officers who had been with us for more than six months. In making the equity awards, our Compensation Committee considered the following factors:

•	Craig Collard. The committee considered 2009 performance, and specifically the fact that in 2009 Mr. Collard’s leadership was particularly important in the completion the Chiesi transaction, the acquisition of FACTIVE, the integration of Critical Therapeutics and the growth of our company.

•	Steven Lutz. The committee considered that, although the Aristos division did not achieve some of its goals for the year, Mr. Lutz had made a significant contribution to the increase in sales of certain products, the completion of the Chiesi transaction and the growth of our company.

•	Alan Roberts. The committee considered that Mr. Roberts had made a significant contribution to the advancement of our product pipeline, the establishment of our cough and cold platform, and the improvement in our quality systems, and had taken on increased responsibility following the retirement of Dr. Brian Dickson. Accordingly, the committee awarded Mr. Roberts the full amount of the annual equity award target set forth in his employment agreement.

•	David Price. The committee considered that Mr. Price had made a significant contribution to the completion of the Chiesi transaction, the acquisition of FACTIVE and the integration of Critical Therapeutics. Accordingly, the committee awarded Mr. Price the full amount of the annual equity award target set forth in his employment agreement.

In light of the above considerations, our Compensation Committee approved, and our Board of Directors ratified, the following stock option grants to our named executive officers in 2010:

Executive	No. of Options

Craig A. Collard	200,000
Steven M. Lutz	42,500
Andrew K. W. Powell	—
Alan Roberts	50,000
David Price	50,000

Each option award vests over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining 75% vesting in 36 equal monthly installments, subject to the named executive officer’s continued employment with us. Mr. Price’s option awards were forfeited when he resigned effective July 2, 2010.

2011 Equity Awards

In March 2011, our Compensation Committee, in the exercise of its discretion to make executive equity awards, conducted the same analysis of corporate and individual performance as it conducted in determining the level of 2010 cash bonuses (see “Annual Performance-Based Cash Incentive Compensation” above). As a result of this analysis, and taking into account the annual equity award targets set forth in certain of the named executive officers’ employment agreements, we made the following stock option grants to our named executive officers in 2011:

Executive	No. of Options

Craig A. Collard	95,000
Steven M. Lutz	50,000
Andrew K. W. Powell	50,000
Alan Roberts	42,500

Each option award vests over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining 75% vesting in 36 equal monthly installments, subject to the executive’s continued employment with us.

Stock Ownership and Retention Guidelines

We believe that our named executive officers should hold stock in our company to better align their interests with those of our stockholders. Although we do not currently have any stock ownership or retention guidelines for our executive officers or employees, all of our named executive officers (other than Mr. Powell) are subject to the lockup provisions discussed below (see “Potential Payments Upon Termination and Change in Control — Employment Agreements”). In addition, our insider trading policy prohibits our executive officers and directors, as well as certain of their family members and all entities controlled by them, from engaging in short sales of our securities or puts and purchases or sales of puts or calls for speculative purposes.

Other Elements of Compensation

We primarily compensate our named executive officers through base salaries, annual bonuses and annual stock option grants. In addition, our Compensation Committee has determined that it is appropriate to provide our named executive officers the same broad-based benefits as our other employees, a limited amount of perquisites and certain protections in the event of the termination of the named executive officer’s employment with us and/or in connection with a change in control.

Broad-based benefits

Our named executive officers, like other employees, are entitled to participate in our employee benefit plans, including medical insurance, dental insurance, vision insurance, life insurance, long-term disability insurance and a 401(k) savings plan. We do not currently make any matching contributions under our 401(k) plan, although our Board of Directors has approved a plan to begin doing so in 2011. In addition, our named executive officers, unlike other employees, are not required to make any payments or other contributions to participate in our medical insurance, dental insurance or vision insurance plans. Our Compensation Committee has determined that it is appropriate to provide medical, dental and vision insurance at no cost to our named executive officers as part of our compensation package to help us attract and retain superior talent and to encourage our named executive officers to utilize these programs.

Perquisites

We have provided limited perquisites to our named executive officers as a means of providing additional compensation to them, through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. During 2010, these perquisites included the use of company cars or automobile allowances, and in the case of Mr. Collard, Mr. Lutz and Mr. Price, country club memberships. Because our Compensation Committee has determined that the payment of perquisites generally does not fit our pay-for-performance model, it should only represent a small part of our overall compensation package. Accordingly, our Compensation Committee only approves the payment of perquisites in limited circumstances after consideration of business needs. Our Compensation Committee periodically reviews these arrangements to ensure they continue to fulfill our business needs.

Executive Employment Agreements

We have entered into employment agreements with each of our named executive officers. The form of these agreements was negotiated in connection with our transaction with Chiesi. In light of the competitive industry in which we operate, combined with our majority ownership by Chiesi, our Compensation Committee believes that these employment agreements are necessary for us to attract and retain the talent necessary to lead our company. We also believe that our executive employment agreements help focus our executive officers on performance and enhancing stockholder value.

Our executive employment agreements provide benefits in connection with certain terminations of employment and certain changes of control. These provisions are discussed more fully in “Potential Payments Upon Termination and Change in Control — Employment Agreements” below. In general, if we terminate a named executive officer “without cause,” or if the named executive officer resigns with “good reason,” the officer is entitled to cash severance, continuation of healthcare benefits and acceleration of vesting of his outstanding equity awards by one year. If such without cause or good reason termination occurs three months before or three months after a “change of control,” the executive officer’s equity will become 100% vested.

In addition, if we experience a change of control, we provide our named executive officers with immediate acceleration of their equity. We believe that accelerating the vesting of outstanding equity awards is appropriate because, depending on the structure of the transaction, the continuation of such awards may unnecessarily complicate a potentially beneficial transaction. It may not be possible to replace these awards with comparable awards of the acquiring company’s stock, and we believe that it would not be fair to our executives to lose the benefit of these outstanding awards. The acceleration of such awards may allow the executive to exercise the awards and possibly participate in the change in control transaction for the shares received. We believe that our change of control benefits promote the stability and retention of our named executive officers in the event of a potential change of control and assist them in being able to react neutrally and not be influenced by personal financial concerns. In addition, the acceleration of vesting aligns the interests of executives in a potential change of control transaction with those of our stockholders, by motivating them to work towards the completion of the transaction.

Tax and Accounting Considerations

Tax Deductibility of Compensation Expense

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a publicly held corporation such as ours will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to our named executive officers to the extent that compensation paid to a particular officer is not “performance-based” and exceeds $1 million in any fiscal year. However, qualifying performance-based compensation, including compensation attributable to the issuance or exercise of equity incentives, such as nonstatutory stock options, will not be subject to the deductibility limitation if certain conditions are met.

The base salaries, cash bonuses and certain equity incentive components of our executive compensation program (e.g., any service-based restricted stock awards that we make) generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). However, given that the annual non-performance-based compensation of our named executive officers is below $1 million per year, Section 162(m) does not have a significant impact on our Compensation Committee’s executive compensation decisions.

Accounting Considerations

Our Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and bonuses as expenses in the amount paid or to be paid to our named executive officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with GAAP. Under GAAP, stock-based compensation expense is measured at the grant date based on the fair value of the award and is generally recognized on a straight-line basis over the vesting period. Our Compensation Committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with it.

Executive Incentive Compensation Recovery (“Clawback”) Policy

Our Board of Directors recently adopted an Executive Incentive Compensation Recovery (“Clawback”) Policy, effective as of March 2, 2011, pursuant to which, in the event that noncompliance with applicable financial reporting requirements results in a material restatement of our financial statements, we will have the right to recover from an executive officer any portion of cash or equity incentive compensation awards granted after January 1, 2011 in excess of what should have been paid or awarded. We will implement this policy in accordance with the rules of the Securities and Exchange Commission, as they are promulgated.

Risk Management

Our Compensation Committee endeavors to design our compensation programs to help ensure that these programs do not encourage our executive officers to take unnecessary and excessive risks that could harm our long-term value. We believe that the following components of our executive compensation program, which are discussed more fully below, discourage our executive officers from taking unnecessary or excessive risks:

•	Base salaries and benefits are sufficiently competitive and not subject to performance risk.

•	Individual and corporate goals for our executive officers are generally designed to be achievable with sustained and focused effort.

•	Stock option awards begin vesting no earlier than one year from the date of grant and only have value if our share price increases, thus aligning our executives’ interests with the interests of our stockholders.

•	Our clawback policy allows us to seek recovery of certain compensation from our executive officers in the event of accounting restatement caused by our material noncompliance with applicable financial reporting requirements.

Our Compensation Committee annually reviews our executive compensation programs to ensure that they do not encourage excess risk-taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

COMPENSATION COMMITTEE

Michael Heffernan (Chair)
Christopher Codeanne
Michael Enright

Compensation Program Risk Assessment

During 2010, we conducted a risk assessment of our compensation policies and practices for all of our employees (not just our executive officers). Based on this review, we concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. Our risk assessment included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout (e.g., bonus plans and sales commissions), with the ability of a participant to directly affect payout and the controls on participant action and payout. As part of our review, we specifically noted the following factors that reduce the likelihood that excessive risk taking would have a material adverse effect on us: (i) a strong internal control structure, (ii) payment to our employees of competitive base salaries and benefits that are not subject to performance risk, (iii) performance bonuses that are not based on preset formulas but are in the discretion of our Compensation Committee and (iv) short-term incentive compensation that is counterbalanced with long-term incentive compensation.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2010, 2009 and 2008 regarding the compensation of our named executive officers.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)		($)

Craig A. Collard	2010	400,000	285,000	—	683,280	100,793	(3)	1,469,073
President, Chief Executive Officer	2009	394,784	197,392	—	217,828	114,042		924,046
and (from July 2010 through January 2011) Interim Chief Financial Officer	2008	379,600	378,800	—	93,388	72,667		925,455
Steven M. Lutz	2010	267,800	107,120	—	145,197	37,008	(4)	557,125
Executive Vice President, Manufacturing and Trade
Andrew K. W. Powell	2010	275,000	112,292	—	—	26,806	(5)	414,098
Executive Vice President, General Counsel and Secretary
Alan Roberts	2010	231,750	68,946	—	170,820	32,359	(6)	503,875
Vice President, Scientific Affairs	2009	139,327	78,750	496,300	286,475	12,640		1,013,492
David Price	2010	154,448	—	—	170,820 (7)	25,915	(8)	351,183
Former Executive Vice President and Chief Financial Officer

(1)	Annual bonuses for 2010 reflected in this column are described in the section “Compensation Discussion and Analysis — Annual Performance-Based Cash Incentive Compensation.”

(2)	The amounts in these columns reflect the aggregate grant date fair value of awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our stock and option awards are set forth in Note 7 to our 2010 Consolidated Financial Statements and in the Critical Accounting Policies and Estimates section of our Management’s Discussion and Analysis, each of which is included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 3, 2011.

(3)	Represents $31,120 in automobile related payments for company car for personal use, $34,508 in country club membership payments, $3,638 in additional payments for employee benefits and $31,527 for tax gross-ups.

(4)	Represents $20,042 in automobile related payments for company car for personal use, $2,590 in country club membership payments, $3,504 in additional payments for employee benefits and $10,872 for tax gross-ups.

(5)	Represents $10,200 in automobile related payments, $9,695 for relocation expenses, $3,638 in additional payments for employee benefits and $3,273 for tax gross-ups.

(6)	Represents $19,401 in automobile related payments, $3,638 in additional payments for employee benefits and $9,320 for tax gross-ups.

(7)	Mr. Price’s option awards were forfeited when he resigned effective July 2, 2010.

(8)	Represents $6,573 in automobile related payments, $5,855 in country club membership payments, $9,967 in additional payments for employee benefits and $3,520 for tax gross-ups.

Grants of Plan-Based Awards in 2010

The table below summarizes the material terms of each equity award made to our named executive officers during the fiscal year ended December 31, 2010:

		Option Awards
		Number of
		Securities	Option	Grant
		Underlying	Exercise	Date
Name	Grant Date	Options(1)	Price	Fair Value

Craig A. Collard	3/3/2010	200,000	$5.26	$683,280
Steven M. Lutz	3/3/2010	42,500	$5.26	$145,197
Andrew K. W. Powell	—	—	—	—
Alan Roberts	3/3/2010	50,000	$5.26	$170,820
David Price(2)	3/3/2010	50,000	$5.26	$170,820

(1)	The option awards reflected in these columns will vest 25% on the first anniversary of the date of the grant and approximately 2.08% monthly thereafter. The options expire 10 years from the grant date.

(2)	Mr. Price’s option awards were forfeited when he resigned effective July 2, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information regarding unexercised stock options and restricted stock that has not vested for each of our named executive officers outstanding as of December 31, 2010.

		Option Awards(1)				Stock Awards
								Market
						Number		Value of
		Number of	Number of			of Shares		Shares or
		Securities	Securities			or Units		Units of
		Underlying	Underlying	Option		of Stock		Stock
		Unexercised	Unexercised	Exercise	Option	That		That
		Options (#)	Options (#)	Price	Expiration	Have Not		Have Not
Name	Grant Date	Exercisable	Unexercisable	($/Sh)(2)	Date	Vested (#)		Vested ($)

Craig A. Collard	1/17/06	11,904	—	$0.43	8/1/2015
	3/16/07	238,083	—	$1.77	3/16/2017
	10/31/08	35,712	—	$3.90	10/31/2018
	5/28/09	19,791	30,209	$7.09	5/27/2019
	3/3/10	—	200,000	$5.26	3/2/2020
Steven M. Lutz	7/1/05	5,952	—	$1.06	7/1/2015
	2/23/06	35,712	—	$0.43	2/23/2016
	3/16/07	178,562	—	$1.77	3/16/2017
	10/31/08	23,808	—	$3.90	10/31/2018
	5/28/09	9,895	15,105	$7.09	5/27/2019
	3/3/10	—	42,500	$5.26	3/2/2020
Andrew K. W. Powell	10/30/09					82,500	(3)	478,000
Alan Roberts	7/28/09	17,708	32,292	$9.30	7/27/2019
	3/3/10	—	50,000	$5.26	3/2/2020
	5/28/09					52,500	(4)(5)	304,000
David Price		—	—	—	—	—		—

(1)	Option awards granted on or before October 31, 2008 were fully vested as of December 31, 2010. Option awards granted on or after May 28, 2009 vest 25% on the first anniversary of the date of the grant and approximately 2.08% monthly thereafter.

(2)	All option awards are granted with exercise prices equal to the fair market value of our common stock on the grant date. The option awards granted by Cornerstone BioPharma prior to the date of the Merger were based on Cornerstone BioPharma’s per share fair market value as determined by Cornerstone BioPharma’s Board of Directors. The option awards Cornerstone BioPharma granted on the date of the Merger were based on the closing price per share of our common stock reported by NASDAQ. Following the Merger, the exercise prices of all option awards we have granted equal the closing price per share of our common stock reported by NASDAQ on the grant date.

(3)	The vesting schedule for this restricted stock award is 25% on each on the first anniversary of the grant date and approximately 6.3% on a day to be randomly determined in each of the next 11 calendar quarters (provided that in no event shall the days so chosen in two consecutive quarters be less than 60 days apart from each other). The grant date for the award was October 30, 2009.

(4)	The vesting schedule for this restricted stock award is 25% on each of the first four anniversaries of the grant date. The grant date for the award was May 28, 2009.

(5)	Immediately following our transaction with Chiesi in July 2009, 25% of this restricted stock award immediately vested. The remaining 75% will vest according to the original vesting schedule.

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Craig A. Collard	—	—	—	—
Steven M. Lutz	—	—	—	—
Andrew K. W. Powell	—	—	27,500	172,150
Alan Roberts	—	—	—	—
David Price	—	—	—	—

Potential Payments Upon Termination and Change in Control

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide that each of our named executive officers is (or was) entitled to minimum annual base salary; consideration for a discretionary target annual bonus specified as a percentage of the executive officer’s base salary; car allowance or reimbursement; certain health, retirement and other benefits; and severance. The discretionary target annual bonus amounts are 50% for Mr. Collard, 40% for Mr. Lutz and 35% for our other named executive officers. In addition, the employment agreements for Messrs. Roberts and Price (if he were still serving as an executive officer) each provides for annual awards of options to purchase 50,000 shares of our common stock, in the discretion of the Compensation Committee, in each of 2010, 2011 and 2012.

Each of the employment agreements with our named executive officers provides that the named executive officer may not compete with us during the term of his employment and, if his employment is terminated, for certain periods following termination. For Mr. Collard, the noncompetition period continues for (i) one and a half years following a termination without Cause or for Good Reason and not during a Change of Control Period, (ii) two years following a termination without Cause or for Good Reason during a Change of Control Period and (iii) one year following a termination under any other circumstances. The noncompetition period for each of our other named executive officers extends for one year following termination in all circumstances.

The employment agreements also prohibit each of our named executive officers from soliciting, among others, our employees and customers during the term of his employment and for one year following the termination of his employment. Each employment agreement also contains customary provisions relating to confidentiality, proprietary information and non-disparagement and provides that upon a Change of Control

100% of the named executive officer’s unvested stock options and restricted stock vest, regardless of whether his employment is terminated.

The employment agreements with Messrs. Roberts and Price also contain restrictions on the transfer of certain shares held by the named executive officer (the named executive officer’s “covered shares”). These restrictions remain in effect for two years following the closing of the Chiesi Transaction regardless of whether the named executive officer remains employed with us. Messrs. Collard and Lutz are subject to similar lock-up provisions under the Stockholders Agreement.

If we terminate a named executive officer’s employment without Cause or if the named executive officer terminates his employment for Good Reason and such termination is not during a Change of Control Period, and if the executive officer executes a release and settlement agreement in a form acceptable to us, he will be entitled to:

•	a lump sum payment equal to one times (1.5 times in the case of Mr. Collard) his annualized base salary;

•	continuation of benefits for the shorter of 12 months or until he is eligible for other employer-sponsored health coverage;

•	a lump sum payment in an amount equal to a pro rata payment of his target cash bonus; and

•	accelerated vesting of all of his outstanding unvested stock options and restricted stock by one year.

If we terminate a named executive officer’s employment without Cause or if the named executive officer terminates his employment for Good Reason and such termination is during a Change in Control Period, and if the named executive officer executes a release and settlement agreement in a form acceptable to us, he will be entitled to:

•	a lump sum payment equal to one times his annualized base salary (two times his highest annualized base salary during the three-year period prior to the Change in Control in the case of Mr. Collard);

•	continuation of benefits for the shorter of 12 months (24 months in the case of Mr. Collard) or until he is eligible for other employer-sponsored health coverage;

•	a lump sum payment in an amount equal to a pro rata payment of his target cash bonus (the annual bonus paid or payable for the most recently completed fiscal year in the case of Mr. Collard); and

•	accelerated vesting of 100% of his outstanding unvested stock options and restricted stock.

If Mr. Collard’s employment is terminated due to his death, then his estate will receive a lump sum payment in an amount equal to a pro rata payment of the annual cash bonus, if any, paid to him in the year prior to his death. For all other named executive officers, if terminated due to their death, the named executive officer’s estate will receive a lump sum payment in an amount equal to a pro rata payment of the annual cash bonus for which such named executive officer would have been eligible.

Upon termination of Mr. Collard’s employment, we will pay or reimburse Mr. Collard for the balance of the remaining lease payments on the vehicle provided by us for his use, and will assign and transfer title and other appropriate evidence of ownership of the vehicle to him in exchange for $100.

For purposes of each of the employment agreements with our named executive officers, the terms below have the following meanings:

“Cause” means:

•	use of alcohol or narcotics which proximately results in the willful material breach or habitual willful neglect of duties;

•	criminal conviction of fraud, embezzlement, misappropriation of assets, or conviction of any felony or other crime that brings embarrassment to us, but in no event traffic or similar violations;

•	any act constituting willful misconduct which is materially detrimental to our best interests, including but not limited to misappropriation of, or intentional damage to, our funds, property or business;

•	a material violation of our policies, including but not limited to violations of our policies prohibiting harassment or discrimination; or

•	willful breach of the employment agreement, if such willful breach is not cured within thirty (30) days after our written notice thereof specifying the nature of such willful material breach.

“Good Reason” means:

•	a material reduction in the annual base compensation (but exclusive of any target cash bonus, annual equity award or other similar cash bonus or equity plans for this purpose);

•	relocation of the place of business at which the named executive officer is principally located to a location that is greater than thirty (30) miles from its current location;

•	our failure to comply with a material term of the named executive officer’s employment agreement; or

•	a material reduction in the named executive officer’s level of responsibility to that which is not consistent with the position held by the named executive officer.

“Change of Control” means:

•	an acquisition of beneficial ownership of our capital stock by any one person or group if, following such acquisition, such person or group has 50% or more of the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors;

•	such time as the Continuing Directors (as defined below) do not constitute a majority of our Board of Directors, where the term “Continuing Director” means at any date a member of the Board of Directors (i) who was a member of the Board of Directors on the date of the initial adoption of the Employment Agreement by the Board of Directors or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (i) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Directors;

•	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving us or a sale or other disposition of all or substantially all of our assets unless, immediately following such transaction (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction in substantially the same proportions as their ownership of the outstanding voting securities immediately prior to such transaction and (ii) no person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such transaction); or

•	our liquidation or dissolution.

“Change of Control Period” means the period from three (3) months before until three (3) months after the date on which a Change of Control occurs.

Payments Upon Termination or Change of Control

The following table summarizes the estimated amounts payable to each named executive officer, other than Mr. Price, in the event of a termination of employment or change of control, or both. These estimates are based on the assumption that the various triggering events occurred on December 31, 2010. Because Mr. Price voluntarily resigned from employment with us in June 2010, he was not entitled to the payment of any severance in connection with the termination of his employment.

Name	Triggering Event	Severance	Bonus	Equity	Health(1)	Other(2)	Total

Craig A. Collard	Voluntary/For Cause/Disability	$—	$—	$—	$—	$—	$—
	Death	$—	$197,392	$—	$—	$—	$197,392
	Without Cause/For Good Reason (not in Change of Control Period)	$600,000	$300,000	$46,375	$14,496	$87,066	$1,047,937
	Without Cause/For Good Reason (in Change of Control Period)	$800,000	$197,392	$106,000	$28,991	$89,723	$1,222,106
	Change of Control (no termination)	$—	$—	$106,000	$—	$—	$106,000
Steven M. Lutz	Voluntary/For Cause/Disability	$—	$—	$—	$—	$—	$—
	Death	$—	$107,120	$—	$—	$—	$107,120
	Without Cause/For Good Reason (not in Change of Control Period)	$267,800	$107,120	$9,854	$14,014	$1,779	$400,567
	Without Cause/For Good Reason (in Change of Control Period)	$267,800	$107,120	$22,525	$14,014	$1,779	$413,237
	Change of Control (no termination)	$—	$—	$22,525	$—	$—	$22,525
Andrew K. W. Powell	Voluntary/For Cause/Disability	$—	$—	$—	$—	$—	$—
	Death	$—	$96,250	$—	$—	$—	$96,250
	Without Cause/For Good Reason (not in Change of Control Period)	$275,000	$96,250	$160,499	$14,496	$1,826	$548,071
	Without Cause/For Good Reason (in Change of Control Period)	$275,000	$96,250	$477,675	$14,496	$1,826	$865,247
	Change of Control (no termination)	$—	$—	$477,675	$—	$—	$477,675
Alan Roberts	Voluntary/For Cause/Disability	$—	$—	$—	$—	$—	$—
	Death	$—	$81,113	$—	$—	$—	$81,113
	Without Cause/For Good Reason (not in Change of Control Period)	$231,750	$81,113	$112,919	$14,496	$1,539	$441,816
	Without Cause/For Good Reason (in Change of Control Period)	$231,750	$81,113	$330,475	$14,496	$1,539	$659,373
	Change of Control (no termination)	$—	$—	$330,475	$—	$—	$330,475

(1)	Represents the cost of healthcare continuation that we would pay during the severance period. Amounts are based on the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). The expenses are based on the coverage and premium rates in force on December 31, 2010.

(2)	Represents life and disability insurance premiums for 12 months for each named executive officer, except that in the case of Mr. Collard, it represents life and disability insurance premiums for 24 months if terminated without cause or for good reason during a change of control period. In addition, Mr. Collard’s amount includes $84,409 representing the balance of the remaining lease payments on the vehicle provided by us for his use.

Director Compensation

We use fees and option awards to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider both the significant amount of time directors expend in fulfilling their duties to us and the skill level required to be a director.

Director Compensation for Fiscal 2010

The table below summarizes the compensation paid by Cornerstone to its directors for the fiscal year ended December 31, 2010.

	Fees Earned
	or Paid	Option
	in Cash	Awards	Total
Name(1)	($)	($)(2)	($)

Alessandro Chiesi(5)	41,000	86,969	127,969
Maria Paola Chiesi(3)	7,500	—	7,500
Christopher Codeanne(4)	55,000	38,653	93,653
Michael Enright(4)	50,000	38,653	88,653
Anton Giorgio Failla(5)	39,000	86,939	125,939
Michael Heffernan(7)	52,500	38,653	91,153
Robert Stephan(5)	42,000	86,969	128,969
Marco Vecchia(6)	21,000	57,980	78,980

(1)	Craig A. Collard, our President and Chief Executive Officer, is a director but receives no additional compensation for his services as a director. The compensation received by Mr. Collard as our President and Chief Executive Officer in 2010 is shown in the Summary Compensation Table.

(2)	The amounts in this column reflect the aggregate grant date fair value of stock option awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our option awards are set forth in Note 7 to our 2010 Consolidated Financial Statements and in the Critical Accounting Policies and Estimates section of our Management’s Discussion and Analysis, each of which included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 3, 2011.

(3)	No option awards were granted or forfeited during 2010 and none were outstanding as of December 31, 2010.

(4)	Option awards consist of one grant for 10,000 shares made on May 20, 2010 with a grant date fair value of $38,653. No option awards have been forfeited and there were 30,833 aggregate shares underlying outstanding option awards as of December 31, 2010.

(5)	Option awards consist of one grant for 22,500 shares made on May 20, 2010 with a grant date fair value of $86,969. No option awards have been forfeited and there were 22,500 aggregate shares underlying outstanding option awards as of December 31, 2010.

(6)	Option awards consist of one grant for 15,000 shares made on May 20, 2010 with a grant date fair value of $57,980. No option awards have been forfeited and there were 15,000 aggregate shares underlying outstanding option awards as of December 31, 2010.

(7)	Option awards consist of one grant for 10,000 shares made on May 20, 2010 with a grant date fair value of $38,653. No option awards have been forfeited and there were 34,404 aggregate shares underlying outstanding option awards as of December 31, 2010.

On December 18, 2008, our Board of Directors approved an Amended and Restated Non-Employee Director Compensation and Reimbursement Policy effective October 31, 2008, or the Director Compensation Policy, which applies to both Class A and Class B non-employee directors, with effect from their date of election or appointment. The Director Compensation Policy provides that each non-employee member of our Board of Directors is eligible to receive the following:

•	A $30,000 annual retainer, payable in installments of $7,500 quarterly in arrears; and

•	Up to an annual aggregate maximum of $15,000 for attendance fees for the following:

◆	$2,000 for each meeting of the Board of Directors that the director attends in person;

◆	$1,000 for each meeting of any board committee on which the director serves that the director attends in person;

◆	$1,000 for each meeting of the Board of Directors that the director attends by teleconference; and

◆	$500 for each meeting of any board committee on which the director serves that the director attends by teleconference.

The annual fee for the lead independent director, if any, is $10,000, the annual fee for the chair of the Audit Committee is $10,000, the annual fee for the chair of the Compensation Committee is $7,500, and the annual fee for the chair of the Nominating and Corporate Governance Committee is $5,000.

Under the Director Compensation Policy currently in effect, each non-employee director also receives an option to purchase up to 15,000 shares of our common stock upon his or her initial election to our Board of Directors and an option to purchase up to 10,000 shares of our common stock at each year’s annual meeting after which he or she continues to serve as a director. Non-employee directors serving on the Board of Directors for less than a full year receive a pro rata portion of the stock option grant that we make to non-employee directors following our annual meeting each year. The shares subject to these options become exercisable in 36 equal monthly installments beginning one month from the date of grant.

On March 31, 2011, our Board of Directors approved an amendment and restatement of the Director Compensation Policy to provide that, beginning with the 2011 annual meeting, each non-employee director will receive an option to purchase up to 20,000 shares of our common stock upon his or her initial election to our Board of Directors and an option to purchase up to 15,000 shares of our common stock at each year’s annual meeting after which he or she continues to serve as a director. The shares subject to options granted upon initial election will become exercisable in 36 equal monthly installments beginning one month from the date of grant, and the shares subject to options granted upon re-election will become exercisable in 12 equal monthly installments beginning one month from the date of grant.

We reimburse each non-employee director for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. We pay all reasonable expenses related to continuing director education. However, we pay only a pro rata portion of education expenses for our non-employee directors who serve on any additional public company boards.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2010 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2004 Stock Incentive Plan, our 2003 Stock Incentive Plan, the 2005 Cornerstone BioPharma Holdings, Inc. Stock Incentive Plan, or the 2005 Stock Incentive Plan, and the Cornerstone BioPharma Holdings, Inc. 2005 Stock Option Plan, or the 2005 Stock Option Plan. All of our equity compensation plans were approved by our stockholders, except that the 2005 Stock Incentive Plan and the 2005 Stock Option Plan were approved by Cornerstone BioPharma’s stockholders prior to the Merger. In connection with the Merger, we assumed each outstanding option, whether vested or unvested, to purchase Cornerstone BioPharma’s common stock, and these options became options to purchase our common stock. We assumed the 2005 Stock Incentive Plan and the 2005 Stock Option Plan on the same terms and conditions as were applicable under those plans immediately prior to the effective time of Merger.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))(1)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	2,198,541	$4.15	1,810,855
Equity compensation plans not approved by stockholders	—	—	—

Total	2,198,541	$4.15	1,810,855

(1)	In addition to being available for future issuance upon exercise of stock options that may be granted after December 31, 2010, our 2004 Stock Incentive Plan provides for the issuance of restricted stock awards and other stock-based awards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors consists of Mr. Heffernan, Mr. Codeanne and Mr. Enright. Mr. Heffernan is the chairman of the Compensation Committee. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 2010, or formerly, an officer or employee of Cornerstone Therapeutics or any subsidiary of Cornerstone Therapeutics, nor has any member of the Compensation Committee had any relationship with us during the fiscal year ended December 31, 2010 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee.

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed in the CD&A in this proxy statement, our philosophy is to use compensation as a tool for creating and maintaining stockholder value. The objectives of our executive compensation program are therefore first to attract and retain talented executives and then to motivate and reward them to act in ways that create stockholder value. We have structured our annual and long-term incentive based cash and non-cash compensation programs to motivate executives to achieve, and reward them for achieving, our short- and long-term business goals.

As required by Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with an advisory (nonbinding) vote on the compensation of our executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative disclosure.”

When you cast your vote, we urge you to consider the description of our executive compensation program contained herein, including in the CD&A and the accompanying tables and narrative disclosure, as well as the following factors:

•	Our Compensation Committee regularly reviews our executive compensation program as a whole, including our base salaries and annual cash and equity incentives, to ensure that our executive compensation program appropriately incentivizes our executive officers to contribute to the creation of long-term stockholder value and rewards our executive officers for superior performance.

•	Our policies include stringent insider trading policy prohibitions as well as prohibitions on speculating in or trading in derivative instruments related to company securities.

•	Our Board recently adopted a clawback policy that will allow us to seek recovery of certain compensation from our executive officers in the event of an accounting restatement caused by our material noncompliance with applicable financial reporting requirements.

Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by our Board of Directors, and it will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the approval of the resolution regarding the advisory (nonbinding) vote on executive compensation.

PROPOSAL FOUR — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As discussed in Proposal Three above, we are providing our stockholders an advisory (nonbinding) vote on the compensation of our executive officers. In this Proposal Four, we are providing our stockholders with a separate advisory (nonbinding) vote regarding the frequency (every one, two or three years) with which we will provide our stockholders with an advisory vote on the compensation of our executive officers. We will present this proposal to our stockholders at least once every six years.

You may cast your advisory vote on whether the stockholder vote on executive compensation will occur every one, two or three years, or you may abstain from voting on the matter. Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by our Board of Directors and it will not create or imply any additional fiduciary duties on our Board of Directors or any member thereof. However, we will take into account the outcome of the vote when considering matters to be submitted to stockholders in the future. In Proposal Four, you are not voting “for” or “against” any proposal or recommendation by our Board of Directors but, rather, are voting for the option (every one, two or three years) you believe is the most appropriate.

Our Board of Directors recommends that you vote in favor of holding our advisory vote on executive compensation every three years. In making this recommendation, our Board of Directors considered the relevant merits of the three alternatives. Our Board of Directors believes that holding the advisory vote every one or two years would not provide our stockholders sufficient time to focus on the long-term performance objectives of our executive compensation programs or give our Compensation Committee and Board of Directors sufficient time to evaluate and respond to stockholder feedback on these programs. Accordingly, our Board of Directors therefore believes that an advisory vote on executive compensation that occurs every three years will provide sufficient accountability for our Compensation Committee and Board of Directors and will allow our compensation programs and practices to be evaluated over a longer term against longer-term corporate and financial performance, as well as against the performance of our peers.

Board Recommendation

The Board of Directors recommends a vote for “three years” (as opposed to one year or two years) for the frequency of future stockholder votes on executive compensation.

OTHER MATTERS

Our Board of Directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as determined by a majority in voting power of our directors.

SOLICITATION OF PROXIES

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s). A proxy may also be revoked by a stockholder if the stockholder attends the meeting and votes in person, timely submits another signed proxy card bearing a later date or timely submits new voting instructions over the Internet.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for our 2012 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Cornerstone Therapeutics Inc., Attn: Corporate Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, no later than December 20, 2011. However, if the date of the 2012 annual meeting is changed by more than 30 days from the date of the first anniversary of the 2011 annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2012 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters that stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. The date of our 2012 annual meeting of stockholders has not yet been established, but assuming it is held on May 18, 2012, in order to comply with the time periods set forth in our bylaws, appropriate notice for the 2012 annual meeting would need to be provided to our Corporate Secretary no earlier than January 19, 2012 and no later than February 17, 2012.

DIRECTIONS TO OUR ANNUAL MEETING AT OUR OFFICES

•	From Durham, NC or points West, including RDU Airport, please take I-40 East toward Raleigh and then take exit # 293 US-1 S / US-64 W toward Sanford. Take the Tryon Road East exit # 98A and merge onto Tryon Road. At 2nd light take right on Crescent Green Drive. 1255 Crescent Green Drive will be on the right. Our office is in the 2nd building (behind the main building, which is at 1225 Crescent Green Drive) in Suite 250.

•	From Raleigh, NC or points East, please take I-40 West toward Durham/Chapel Hill and then take exit # 293 US-1 S / US-64 W toward Sanford. Take the Tryon Road East exit # 98A and merge onto Tryon Road. At 2nd light take right on Crescent Green Drive. 1255 Crescent Green Drive will be on the right. Our office is in the 2nd building (behind the main building, which is at 1225 Crescent Green Drive) in Suite 250.

If you need additional directions, please call 1-888-466-6505, and we will be glad to direct you to the annual meeting location.

By order of the Board of Directors,

Andrew K. W. Powell, Esq.
Secretary

Cary, North Carolina
April 18, 2011

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE BY PROXY OVER THE INTERNET OR BY MAIL. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS OR VOTED BY PROXY OVER THE INTERNET.

Dear Stockholder:
Please take note of the important information enclosed with this proxy card. There are matters related to the operation of Cornerstone Therapeutics Inc. that require your prompt attention. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the proxy card and return it in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of these matters.
Sincerely,
Cornerstone Therapeutics Inc.
Your vote is important. Please vote immediately.
ANNUAL MEETING OF STOCKHOLDERS OF
CORNERSTONE THERAPEUTICS INC.
May 18, 2011
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
PROXY
CORNERSTONE THERAPEUTICS INC.
1255 Crescent Green Drive, Suite 250
Cary, North Carolina 27518
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2011
The undersigned, revoking all prior proxies, hereby appoints Craig A. Collard, Vincent T. Morgus and Andrew K. W. Powell as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on this proxy card, all shares of common stock of Cornerstone Therapeutics Inc. (the “Company”) held of record by the undersigned on March 28, 2011 at the Annual Meeting of Stockholders to be held on May 18, 2011 at 8:30 a.m. and any adjournments thereof. The undersigned hereby directs Craig A. Collard, Vincent T. Morgus and Andrew K. W. Powell to vote in accordance with the determination of a majority in voting power of the directors as to any other matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO PROPOSAL 1 THIS PROXY WILL BE VOTED “FOR ALL NOMINEES”, WITH RESPECT TO PROPOSALS 2 AND 3 THIS PROXY WILL BE VOTE “FOR” SUCH PROPOSALS AND WITH RESPECT TO PROPOSAL 4, THIS PROXY WILL BE VOTED “FOR EVERY THREE YEARS.” ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
TO VOTE AND APPOINT YOUR PROXY VIA THE INTERNET
Your Internet vote and appointment of proxy is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1.	Read the accompanying Proxy Statement.

2.	Visit https://www.shareholderlink.com/fss/crtx/pxsignon.asp

3.	When prompted for your Control Number, enter the 12-digit number printed above your name on the proxy card.
Please note that all appointments and votes cast by Internet must be completed and submitted by 5:00 p.m. on May 17, 2011, which is one day prior to the meeting date. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. You may revoke your Internet appointment by revisiting our website and changing your vote prior to 5:00 p.m. on May 17, 2011, or by any method sufficient to revoke an appointment of proxy as set forth above.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

The board of directors unanimously recommends a vote “FOR” proposals 1, 2 and 3, and “Every Three Years” for proposal 4.
1.	Election of the following eight (8) nominees as directors of the Company.

Nominees:
01	Craig A. Collard	05	Allessandro Chiesi
02	Christopher Codeanne	06	Anton Giorgio Failla
03	Michael Enright	07	Robert M. Stephan
04	Michael Heffernan	08	Marco Vecchia

WITHHOLD
FOR ALL	AUTHORITY FOR	FOR ALL EXCEPT
NOMINEES	ALL NOMINEES	(See Instructions below)

☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the name of the nominee on the line below.

2.	Ratification of the selection by the Audit Committee of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Advisory vote on executive compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	Advisory vote on the frequency of future advisory votes on executive compensation.

☐	EVERY YEAR	☐	EVERY TWO YEARS	☐	EVERY THREE YEARS	☐	ABSTAIN
The proxies are authorized to vote in accordance with the determination of a majority in voting power of the directors as to any other matters which may properly come before the Annual Meeting or any adjournment thereof.
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE OR
FOLLOW THE INSTRUCTIONS ON THE REVERSE TO APPOINT YOUR PROXY VIA THE INTERNET.
Dated:________________________________________, 2011

Signature	Signature (if held jointly)
Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.
          Control Number:
Proxy:                    Shares:
IMPORTANT: To ensure that a quorum is present, please send in your appointment of proxy whether or not you plan to attend the annual meeting. Even if you send in your appointment of proxy you will be able to vote in person at the meeting if you so desire.